UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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Arrow Financial Corporation
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250 Glen Street
Glens Falls, New York 12801

September 13, 2023

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders at 10:00 a.m. on October 25, 2023. The Company will host the Annual Meeting virtually. Visit our website at arrowfinancial.com for more information.

As in the past, our meeting will begin with a review of all voting matters and then feature a short presentation on the Company. Additional details about the Annual Meeting and related voting instructions can be found in the following Notice of 2023 Annual Meeting of Shareholders and related Proxy Statement.

For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our attached proxy materials and Annual Report on Form 10-K. Whether or not you plan to attend the Annual Meeting this year, it is important to us that your shares are represented. We encourage you to vote your shares promptly, and in advance of the Annual Meeting. Thank you.

Sincerely,

/s/ William L. Owens            /s/ David S. DeMarco

William L. Owens            David S. DeMarco
Chairman of the Board            President and Chief Executive Officer

250 Glen Street
Glens Falls, New York 12801

NOTICE OF
2023 ANNUAL MEETING OF SHAREHOLDERS

September 13, 2023

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held on Wednesday, October 25, 2023, beginning at 10:00 a.m. Eastern Daylight Time. The Company will host the Annual Meeting virtually. Instructions on how to participate via the Internet, including how to demonstrate proof of stock ownership, are available at: www.proxyvote.com. Shareholders may vote and submit questions prior to attending the Annual Meeting via the Internet. Please see the Additional Voting Information section of this Proxy Statement for additional important information regarding the virtual Annual Meeting.

The Annual Meeting of Shareholders of Arrow Financial Corporation will consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.The election of four Class A Directors to three-year terms and one Class B Director to a one-year term.

2.Advisory approval of Say-on-Pay frequency (1, 2 or 3 years).

3.Advisory approval of our 2022 executive compensation (“Say-on-Pay”).

4.Approval of the Arrow Financial Corporation 2023 Directors' Stock Plan to replace the existing similar plan.

5.Ratification of the selection of KPMG LLP as our independent auditor for 2023.

6.Any other business that may properly come before the 2023 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on August 29, 2023 will be entitled to vote at the 2023 Annual Meeting, or any adjournment or postponement thereof. Please see the Additional Voting Information section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2023 Annual Meeting, as your vote is important. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/Andrew Wise
Andrew J. Wise
Corporate Secretary

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (“Company”), a New York corporation, of proxies to be voted at the 2023 Annual Meeting of Shareholders (“Annual Meeting”) to be held virtually on October 25, 2023, at 10:00 a.m., or at any adjournment or postponement thereof.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of 2023 Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2022 (collectively, the “Proxy Materials”) is scheduled to begin on September 13, 2023, to shareholders of record as of the close of business on August 29, 2023. As of the record date, there were 16,553,058 shares of Company common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice Regarding the Availability of Proxy Materials or in the other Proxy Materials. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who previously requested electronic copies will receive them in that format.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Four Class A Directors to Three-Year Terms and One Class B Director to a One-Year Term

Summary and Board Recommendation:

The Board of Directors is divided into three classes (A, B and C), generally, with one class to be elected at each Annual Meeting of Shareholders for a term of three years. Longtime Class C Director Thomas L. Hoy, who served as the Company's President and CEO from 1997 until his retirement in 2012 and served as Board Chair until May 2023, passed away on June 11, 2023. In Mr. Hoy’s nearly five-decade career at the Arrow Family of Companies, he expanded the Company's footprint and set forth a strategic vision that continues to be built upon today. The Arrow team and board members, past and present, are grateful to have known Mr. Hoy as a leader and a friend. Thomas J. Murphy, a Class B Director, terminated his employment as President and CEO and as a Director of the Company, effective May 12, 2023 ("Mr. Murphy's Departure"). On May 13, 2023, the Board appointed David S. DeMarco to serve as President and Chief Executive Officer, and on July 26, 2023, the Board appointed Mr. DeMarco to serve as a Class B member of the Board and reset the number of Directors from 11 to 10: four Class A Directors, three Class B Directors, and three Class C Directors.

Item 1 at the Annual Meeting is the election of four Class A Directors to three-year terms expiring at the 2026 Annual Meeting of Shareholders and/or until their respective successors are elected and qualified, and the election of one Class B Director to a one-year term expiring at the 2024 Annual Meeting of Shareholders and/or until his respective successor is elected and qualified. The Board has nominated for election Mark L. Behan, Gregory J. Champion, Elizabeth A. Miller and William L. Owens as Class A Directors and David S. DeMarco as a Class B Director.

All five nominees were unanimously recommended by the Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any Director or Director nominee and any other persons pursuant to which such person was selected as a Director or nominee. None of the Directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) for the National Association of Securities Dealers, Inc. ("NASDAQ®") Stock Market, where the Company’s common stock is listed. This rule requires disclosure of agreements or arrangements between a Director and a third party related to the Director's service on the Board.

The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s Bylaws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•Vote Recommendation: Your Board recommends you vote “For” each of its five nominees: Mark L. Behan, Gregory J. Champion, Elizabeth A. Miller, William L. Owens and David S. DeMarco.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Directors, including incumbents. Director nominees are selected and based upon the following criteria:

•Individual Strengths: The candidate’s knowledge, skill, experience and expertise
•Board Composition: The objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint, ethnicity, race, gender and other attributes
•Succession Planning: Balance among age groups from those who are in mid-career to those nearing or recently entered into retirement

Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics and/or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and the candidate's interest in the communities served by the Company. Other factors considered by the Governance Committee include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, such candidate's service record will be an important factor in evaluating the desirability of the candidate's continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from Management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting Director nominees for election and in filling Director vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees for the 2024 Annual Meeting” in the Additional Shareholder Information section.

Individual strengths and skills, diversity, experience, composition and succession planning are considered by the Governance Committee when identifying and approving new board candidates. The diversity composition of the Board is set forth in the following table:

Board Diversity Matrix as of August 29, 2023
Total Number of Directors	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	8	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Director Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each continuing Director and Director nominee, all of whom are currently serving as Directors of the Company. No specific minimum qualification standards have been established.

Class A Nominees (terms expiring in 2026, if elected)

Mark L. Behan
Mr. Behan, age 62, became a Director of the Company on January 1, 2017; he has been a Director of the Company’s subsidiary banks, Glens Falls National Bank and Trust Company ("GFNB") and Saratoga National Bank and Trust Company ("SNB"), since 2015 and April 2022, respectively. Mr. Behan founded Behan Communications Inc. in 1988; the company is a public affairs and strategic communications firm serving national and regional clients and is an adviser to chief executives in major businesses and non-profit organizations in the Capital Region of New York State. Mr. Behan is a director or trustee of several non-profit organizations. Mr. Behan is a graduate of Colgate University. Mr. Behan is also a former newspaper executive with extensive knowledge of the economic, political and community issues of the Capital Region and the Adirondacks.

Gregory J. Champion
Mr. Champion, age 68, became a Director of the Company on May 5, 2021; he has been a Director of GFNB and SNB since April 2018 and April 2022, respectively. Mr. Champion brings more than 30 years of legal experience, including advising both privately-held and publicly-traded companies on corporate governance matters and serving as corporate secretary of both privately-held and publicly-traded companies. Mr. Champion has a B.A. from St. Lawrence University and a J.D. (summa cum laude) from Syracuse University College of Law. Mr. Champion serves as Executive Vice President, Legal, for Syncromune, Inc., a startup company seeking to develop intratumoral immunotherapy treatment for metastatic cancer patients.

Elizabeth A. Miller
Ms. Miller, age 69, has been a Director of the Company since January 2017; she has been a Director of GFNB and SNB since 2015 and April 2022, respectively. Ms. Miller is President and Chief Executive Officer ("CEO") of Miller Mechanical Services, Inc. in Glens Falls, New York. Ms. Miller is a leading commercial and residential investor in downtown Glens Falls. She holds bachelor’s and master’s degrees from the College of Saint Rose. Ms. Miller has a strong understanding of the community and its business base, particularly local manufacturing.

William L. Owens, Esq.
Mr. Owens, age 74, has been a Director of the Company and GFNB since 2015; he has been a Director of SNB since April 2022. Mr. Owens was elected Chairman of the Board in May 2023. Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from 2009 to 2014. Prior to his election to Congress, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, a Plattsburgh, New York law firm, where he practiced business and tax law for more than 30 years. In 2015, he rejoined the firm as a partner and resumed his role as Managing Partner in 2016. He also serves as Senior Advisor for Dentons, an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has a unique understanding of the North Country, specifically the Plattsburgh market, and is a leading authority on U.S.-Canada trade issues.

Class B Nominee (term expiring in 2024, if elected)

David S. DeMarco
Mr. DeMarco, age 61, was appointed as a Director of the Company by the Board on July 26, 2023; he has been a Director of SNB and GFNB since December 2012 and April 2022, respectively. On May 13, 2023, he was named President and CEO of Arrow and GFNB. In 2012, he was named President and CEO of SNB and continues to serve in that role. Mr. DeMarco joined the Company in 1987 as a commercial lender and has served in positions of increasing responsibility within the organization. Prior positions in the Company include Executive Vice President and Head of the Branch, Corporate Development, Financial Services & Marketing Division of GFNB (2003–2012), Senior Vice President of Arrow (2009–2022), Executive Vice President and Chief Banking Officer of GFNB (2018–2023) and Senior Executive Vice President (2022–2023). He holds a bachelor’s degree in finance from the University of Texas at Austin. Mr. DeMarco is also a graduate of the Stonier Graduate School of Banking. He sits on the boards of The Independent Bankers Association of New York State (IBANYS) and various non-profits dedicated to healthcare and economic development.

Continuing Class B Directors (terms expiring in 2024)

David G. Kruczlnicki
Mr. Kruczlnicki, age 70, has been a Director of the Company since 1989; he has been a Director of SNB since 2015 and a Director of GFNB since April 2022. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki is President of a consulting firm that advises nonprofits on business planning and teaches at Siena College and Clarkson University Graduate School, and UNC/Chappel Hill. He was President and CEO of Glens Falls Hospital, a large regional medical center, from 1989 until his retirement in 2013. Mr. Kruczlnicki received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He also served on the board of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately-owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as directorship experience from his service as a director of numerous private and regional organizations.

Raymond F. O’Conor
Mr. O'Conor, age 68, became a Director of the Company on January 1, 2017; he has been a Director of SNB since 1996 and Chairman of the SNB Board since 2001; he has also served as a Director of GFNB since April 2022. He was a Senior Vice President of the Company from 2009 until his retirement in 2012 and also served as President and CEO of SNB from 1995 until his retirement at the end of 2012. Mr. O’Conor is also a published author and CEO of Saratoga County Capital Resource Corporation, a community development agency. He has an extensive knowledge of community banking, and more specifically, the Company, as a former member of the executive management team.

Continuing Class C Directors (terms expiring in 2025)

Tenée R. Casaccio, AIA
Ms. Casaccio, age 58, has been a Director of the Company since January 2014; she has also served as a Director of GFNB and SNB since 2010 and April 2022, respectively. Ms. Casaccio has served as President of JMZ Architects, a specialized architectural firm and Planners, PC, a nationally-certified Women Owned Business Enterprise and specialized planning firm located in Glens Falls, since 2009. She earned a Bachelor of Architecture degree from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the New York state business climate.

Gary C. Dake
Mr. Dake, age 62, has been a Director of the Company since 2003; he has also served as a Director of SNB and GFNB since 2001 and April 2022, respectively. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

Colin L. Read, PhD
Dr. Read, age 64, has been a Director of the Company since 2013; he has also served as a Director of GFNB and SNB since 2010 and April 2022, respectively. Dr. Read is a professor of economics and finance in the State University of New York system. He served as Mayor of the City of Plattsburgh, New York for four years, after three years of service on the Clinton County Legislature. He is President of ESG Analytics Group, has taught money and finance since 1987, and teaches sustainability. He is a published author, with various contributions to print, online and television media, as well as 12 books on global finance. Dr. Read has a PhD in economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, and a master’s degree in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh, New York area are key strengths.

Director Compensation:

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is responsible for determining the compensation payable to Directors for their services. Amounts paid for service on subsidiary bank boards are considered by the Board in its periodic review of total Director compensation.

• Director Compensation for 2022
With respect to 2022 Director compensation, at its October 2021 meeting, the Arrow Board of Directors approved the following Director retainer fees for 2022:

2022 Director Compensation Table
Annual Retainer		Position
$27,000	(a)	Arrow Director
$27,000	(a)	GFNB Director
$25,000	(a)	SNB Director

$4,000		Member, Audit Committee
$2,500		Member, Compensation Committee
$2,500		Member, Governance Committee
$2,500		Member, NCIA Board and Wealth Management Committee
$2,500		Manager, Upstate Agency

$10,000		Chair, Audit Committee
$10,000		Chair, Compensation Committee
$10,000		Chair, Governance Committee
$7,500		Chair, Wealth Management Committee/NCIA

$10,000		Chair, Arrow Board
$10,000		Chair, GFNB Board
$10,000		Chair, SNB Board

(a) 2022 amounts in effect from January 1, 2022 through June 30, 2022. See below for a discussion of changes to director compensation effective July 1, 2022.

At the Organizational Meetings of Arrow and its subsidiary banks in April 2022, for purposes of efficiency, the boards of directors of GFNB and SNB were reconstituted such that all directors of Arrow would also serve as directors of GFNB and SNB. Due to this change, at the July 2022 Arrow Board Meeting the above 2022 director compensation structure was revised effective July 1, 2022 as follows: GFNB Director fees were decreased from $27,000 to $24,000 and SNB Director fees were decreased from $25,000 to $12,000.

Only non-Management Directors receive compensation for their services as Directors. Management Directors (those persons who are also officers) receive no additional compensation for their services as Directors. Therefore, Mr. Murphy, who was both a Director and an Executive Officer of the Company until May 12, 2023, received no Director compensation in 2022, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director. Directors receive a portion of their fees in shares of Company common stock in accordance with the Arrow Financial Corporation 2020 Directors' Stock Plan. In 2022, fees earned in shares of Company stock consisted of $13,500 of the Director’s basic annual retainer fee for serving as a Company Director, $12,750 of the Director’s basic annual retainer fee for serving as a Director of GFNB and $9,250 of the Director's basic annual retainer fee for serving as a Director of SNB, as well as 50% of the fees related to serving as Chair of the Board and serving on or chairing the various Board committees.

• Director Compensation for 2023
With respect to 2023 Director compensation, at its October 2022 meeting, the Arrow Board of Directors approved the following Director retainer fees for 2023:

2023 Director Compensation Table
Annual Retainer	Position
$30,000	Arrow Director
$24,000	GFNB Director
$12,000	SNB Director

$4,000	Member, Audit Committee
$2,500	Member, Compensation Committee
$2,500	Member, Governance Committee
$2,500	Member, NCIA Board and Wealth Management Committee
$2,500	Manager, Upstate Agency

$10,000	Chair, Audit Committee
$10,000	Chair, Compensation Committee
$10,000	Chair, Governance Committee
$7,500	Chair, Wealth Management Committee/NCIA
$5,000	Chair, Upstate Agency

$25,000	Chair, Arrow Board
$10,000	Chair, GFNB Board
$10,000	Chair, SNB Board

As a result of the delayed filing of the Annual Report on Form 10-K for the year ended December 31, 2022, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, starting in April 2023 the quarterly director fees were paid in cash.

•Directors' Deferred Compensation Plan
Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date, subject to certain limits set forth in the Deferred Compensation Plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2022, no Directors elected to defer fees under the plan.

•Incentive Stock-Based Compensation
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2022 Long-Term Incentive Plan (“2022 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning Directors’ interests with those of our shareholders, as stock options only provide value to the holder if the Company’s stock price increases.

Historically, the Board has approved annual grants of a fixed number of stock options to non-Management Directors under the 2022 LTIP (and predecessor plans). These options typically vest ratably over a four-

year period, subject to accelerated vesting in the event of a change-in-control of the Company. All Directors’ stock options granted under the 2022 LTIP have a maximum term of 10 years from the date of the grant and are exercisable only while the Director continues to serve in such capacity and, for a short period following termination of service. The Board may elect to accelerate the vesting of options on a case-by-case basis, to extend the period of post-termination exercisability up to the maximum term of the option and has most often elected to do so in practice. All options granted to Directors in 2022 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2022 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date.

In early 2022, the Board granted to each then-current non-Management Director who also was a Director in 2021, a standard annual incentive award for a fixed maximum number of stock options under the 2013 LTIP (the then-current LTIP). The number and grant date value of all such options are listed in the “2022 Director Compensation Table” later in this section.

In early 2023, the Board granted to each eligible non-Management Director for their 2022 service a standard annual incentive award of stock options under the 2022 LTIP, generally subject to the usual terms and same maximum amount and downward adjustments, if any, as pertained to the 2022 grants described above.

Stock Ownership Guidelines
In order to better align the interests of Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for non-Management Directors. Under these guidelines, each non-Management Director of the Company is expected to achieve, within five years following such Director's election or appointment to the Board, and thereafter to maintain as long as such Director serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if and for so long as a non-Management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards previously or subsequently granted to the Director under the 2022 LTIP, predecessor plans or successor plans. The target ownership requirement for each non-Management Director is set by the Compensation Committee and Governance Committee, and measured each year by the Governance Committee, using holdings valued as of the Company's Proxy Record Date each year. Common shares owned outright (including shares held jointly with a spouse) or held through Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions. Management Directors are subject to a separate policy. For a description of those guidelines, see “Stock Ownership Policy” for Named Executive Officers in the Compensation Discussion and Analysis section.

2022 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2022. Management Directors (who, in 2022, consisted solely of Mr. Murphy) do not receive any compensation for service as Directors of the Company or either of its subsidiary banks. Compensation received in 2022 by Mr. Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2022 Director Compensation Total
Mark L. Behan	$31,750	$31,750	$7,650	$—	$—	$71,150
Tenée R. Casaccio	34,250	34,250	7,650	—	—	76,150
Gregory J. Champion	32,500	32,500	7,650	—		72,650
Michael B. Clarke (e) (f)	10,083	10,083	7,650	—	—	27,816
Gary C. Dake	35,000	35,000	7,650	—	—	77,650
Thomas L. Hoy (g)	39,250	39,250	7,650	—	—	86,150
David G. Kruczlnicki	35,750	35,750	7,650	—	1,159 (d)	80,309
Elizabeth A. Miller	32,500	32,500	7,650	—	—	72,650
Raymond F. O'Conor	33,750	33,750	7,650	—	—	75,150
William L. Owens	34,250	34,250	7,650	—	—	76,150
Colin L. Read	35,500	35,500	7,650	—	—	78,650

(a)Represents the cash portion of Basic Annual Retainer and fees relating to service on Boards and Committees.
(b)Represents that portion of each listed Director’s total 2022 Directors’ fees that were paid in shares of Company stock, in accordance with the 2020 Directors’ Stock Plan. For purposes of determining the number of shares of the Company’s common stock distributable to these Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. In 2022, the Directors received, as payment of that portion of their basic annual retainer fee regularly payable in such year, shares of Company stock and a quarterly distribution of shares at a per share price based on the closing price of Company Stock on the date of distribution. As of December 31, 2022, no non-employee Directors held any unvested stock awards.
(c)Stock options granted to Directors are valued in accordance with FASB ASC TOPIC 718. The stock options were granted January 26, 2022, at a per share exercise price of $34.79, the closing price of our common stock on the date of grant as restated for the 3% stock dividend distributed in September 23, 2022. Options vest ratably over a period of four years following the date of grant. As of December 31, 2022, each non-employee Director held the following aggregate number of unexercised stock options (whether vested or not vested): Behan 5,470 options, Casaccio 9,150 options, Champion 1,560 options, Dake 6,665 options, Hoy 10,428 options, Kruczlnicki 3,766 options, Miller 5,251 options, O'Conor 5,470 options, Owens 5,208 options and Read 5,805 options.
(d)Represents interest earned by the listed Director during 2022 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.
(e)Mr. Clarke retired from the Board on May 4, 2022, and his director compensation is reflective of the term of his service as a director.
(f)In conjunction with his retirement and in recognition of Mr. Clarke's many years of service as a Director, the Board accelerated the vesting of his unvested stock options as of the date of his termination of service and extended the exercise period pursuant to which his options may be exercised to the full exercise period of ten years from the grant date.
(g)Following Mr. Hoy's death, in recognition of his nearly five-decade career at the Arrow Family of Companies, the Board of Directors accelerated the vesting of his unvested stock options as his date of death and extended the exercise period pursuant to which his options may be exercised by his beneficiary to the full exercise period of 10 years from the grant date.

Voting Item 2 – Advisory Approval of Say-on-Pay Frequency (1, 2 or 3 Years)

Summary and Board Recommendation:

Item 2 is a proposal to approve on an advisory basis the frequency with which shareholders may vote on the Company’s executive compensation, or Say-on-Pay. At the 2017 Annual Meeting of Shareholders, the last meeting at which Say-on-Pay frequency was submitted to a shareholder advisory vote, 58% of the voting shares voted in favor of a one-year frequency; 36% voted in favor of a three-year frequency; and 5% voted in favor of a two-year frequency. For this proposal, shareholders can indicate whether they would prefer that the Company hold future advisory votes on executive compensation every one, two or three years. Currently, Say-on-Pay is reviewed by the shareholders annually. The Board will carefully consider the results of the shareholder vote to determine if any additional action is required with regard to the frequency of Say-on-Pay and it will carefully consider the results as part of its regular review and recommendation regarding the frequency with which shareholders may vote on Say-on-Pay. This non-binding advisory vote requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal. However, if no frequency option receives such a majority, the option receiving the most votes will be considered by our Board to be the advice of our shareholders on this matter. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

•Vote Recommendation: Consistent with our current practice and good corporate governance, your Board recommends that you vote for "one year" with respect to the frequency with which shareholders should vote on an advisory basis on the Company’s executive compensation (Say-on-Pay). As indicated on the proxy card, if no direction is indicated with respect to Item 2, the proxy granted thereby will be voted for "one year."

Voting Item 3 – Advisory Approval of Our 2022 Executive Compensation ("Say-on-Pay")

Summary and Board Recommendation:

Item 3 is a proposal to approve on an advisory basis the Company’s 2022 executive compensation (“Say-on-Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say-on-Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The Say-on-Pay advisory vote taken at the 2022 Annual Meeting of Shareholders was approved by shareholders. Approval of Say-on-Pay will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

•Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Company’s executive compensation, or Say-on-Pay.

Say-on-Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with shareholders. Please see the Compensation Discussion and Analysis section for more information on compensation decisions and practices. As noted in the Compensation Discussion and Analysis section, the Company takes a conservative and consistent approach to its executive compensation program. We believe the program ties executive compensation in an appropriate way to corporate and individual performance in order to drive Company growth and shareholder value. We also believe the overall compensation programs, use responsible and reasonable methods to motivate, retain and reward the NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•Say-on-Pay: Following the frequency of the Say-on-Pay advisory shareholder vote at the 2017 Annual Meeting of Shareholders, the Board determined its current intention to include an advisory vote on executive compensation every year in its Proxy Statement. This will provide annual feedback from shareholders on the Company's pay practices.
•Employment Agreements: Consistent with shareholder advisory guidance, the Company's executive employment agreements provide for change of control "double trigger" severance benefits upon a termination of employment without cause or by the executive for good reason by applying the applicable multiple of two to three times to the sum of base pay plus target bonus for the relevant year instead of applying the multiple to the executive average annual taxable compensation for the five-year period prior to the change of control.
•Conservative: Total executive compensation is conservative as compared to industry standards and the Company's peer group.
•Balanced: The Company's annual bonus plan is a balanced program based on quantitative and qualitative assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not fully achieved, individually or company-wide, based on either objective or subjective standards, or both, bonuses were materially reduced or not awarded at all, in some cases even if threshold levels of performance were in fact achieved.
•Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.
•Shareholder Aligned: Long-term equity-based incentives, such as stock option awards and restricted stock units ("RSUs"), recognize and encourage an alignment of executives' goals over the long term with those of the shareholders. Awards provide for vesting over a three- to four-year period, which may be incremental or cliff vesting. Stock option awards, even at the highest executive level, are generally modest. Exercise prices are determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.
•No Backdating or Reloading: The 2022 LTIP, and its predecessors, under which Company stock options are granted does not permit “backdating” or “reloading” of option grants. Downward repricing of our outstanding stock options is not permitted without shareholder approval.
•Ownership Requirements: NEOs are required to own specific amounts of our stock based on their annual salaries.
•No Tax Gross-Up: The Company does not have tax gross-up plans for NEOs.
•No Golden Parachutes: The Company does not have "golden parachutes" for NEOs; the top change-in-control payment is capped consistent with limits in the Internal Revenue Code so as to prevent the triggering of excess parachute taxes on the Company.

Voting Item 4 – Approval of 2023 Directors' Stock Plan

Summary and Board Recommendation:

Item 4 is a proposal to approve the Arrow Financial Corporation 2023 Directors’ Stock Plan (the “2023 Directors’ Stock Plan”), which, if approved by our shareholders, will authorize 75,000 shares of Common Stock for issuance thereunder and succeed and replace the Arrow Financial Corporation 2020 Directors’ Stock Plan (the “2020 Directors’ Stock Plan”). The principal reason for the recommended adoption of the 2023 Directors’ Stock Plan is that the 2020 Directors’ Stock Plan, previously approved by our shareholders, has only a small number of remaining available and unissued shares (approximately 21,742 shares as of July 31, 2023). Because the remaining number of available shares may be insufficient for the continued operation of the plan and the Board continues to believe that granting stock awards to Directors is in the best interests of the Company, the Board approved the 2023 Directors’ Stock Plan on February 1, 2023, as the successor plan to the 2020 Directors’ Stock Plan, conditional upon the approval of the Company's shareholders. If the 2023 Directors’ Stock Plan is not approved by the Company’s shareholders at the Annual Meeting, the Company will be able to continue to issue shares under the 2020 Directors’ Stock Plan as currently in effect until the shares remaining for future grants are exhausted.

The terms of the 2023 Directors’ Stock Plan are generally consistent with the terms of the 2020 Directors’ Stock Plan with certain changes, including the following:
a.expanded coverage for Directors of the Company and all of its subsidiaries, as opposed to solely the Company’s bank subsidiaries;
b.each Director will now have the ability to make an annual election by December 15 of each year, beginning in 2023 for Directors’ fees payable in 2024, to increase the level of Directors’ fees that would otherwise be payable to such Director in the upcoming year in shares of Company common stock above the level approved by the Board;
c.75,000 shares of Company common stock shall be reserved and available for issuance under the 2023 Directors’ Stock Plan, as opposed to 50,000 shares reserved and available for issuance under the 2020 Directors’ Stock Plan;
d.the fair market value of a share of Company common stock to be issued under the 2023 Directors’ Stock Plan shall be valued at the reported closing price per share of Company common stock on the trading day of determination, as opposed to being determined in a manner set by the Board; and
e.provisions have been added providing for indemnification of Directors, officers and employees with regard to good faith determinations made under the plan, clarifying that taxes due on the payment of Directors’ fees (including stock issued under the plan) are the responsibility of the applicable Director, and noting that issuances under the plan are intended to qualify with Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

The description below addresses key elements of the proposed 2023 Directors’ Stock Plan. The complete text of the 2023 Directors’ Stock Plan is set forth in Appendix A to this Proxy Statement. The following summary of the 2023 Directors’ Stock Plan does not purport to be complete and is subject in all respects to the provisions contained in the complete text.

Plan Description
The 2023 Directors’ Stock Plan provides for the issuance to Directors of the Company and its subsidiaries of shares of the Company’s common stock, in lieu of cash, as payment of some or all of the fees payable to them as Directors, including their annual retainer and meeting fees. Directors who are also officers (i.e., Management Directors) do not receive Directors’ fees. There are currently 9 non-Management Directors who receive Directors' fees. The specific portion and type of Directors’ fees payable in shares of stock is fixed, from time to time, by the Company’s Board in its sole discretion, subject to the ability of each Director to make an annual election by December 15 of each year, beginning in 2023 with respect to Directors’ fees payable in 2024, to increase the level of Directors’ fees that would otherwise be payable to such Director in shares of Company common stock above the level otherwise approved by the Board for the upcoming year. Historically, the Board, in making its annual determination on fees payable in stock, has designated a portion of Directors’ basic annual retainers as payable in shares of Company common stock and has decided to pay such shares semi-annually, in May and November. The Board has also determined to pay a fixed dollar amount of all Directors’ annual retainers in shares of the Company’s common stock, even though different Directors receive differing dollar amounts as their total annual retainer, depending on whether or not they have additional duties.

Shares distributed to Directors under the 2023 Directors’ Stock Plan will be valued at the market value of the shares on the date of distribution, and are fully vested and freely transferable by Directors upon their receipt thereof, subject to Company policy and applicable law. The fair market value of a share of Company common stock to be issued under the 2023 Directors’ Stock Plan shall be valued at the reported closing price per share of Company common stock on the trading day of determination. The fair market value of distributed shares is taxable as ordinary income to the Directors upon their receipt, with such taxes being the responsibility of the individual Directors, and constitutes ordinary expense that is deductible by the Company for income tax purposes. The Board may change its determinations under the 2023 Directors’ Stock Plan at any time.

The number of shares authorized for issuance under the 2023 Directors’ Stock Plan will be subject to adjustment to reflect future stock dividends or stock splits, corporate mergers or reorganizations, or similar changes in shares of the Company’s common stock generally. The Board believes the adoption of the 2023 Directors’ Stock Plan and the continuation of its historical practice of issuing Company common stock to its Directors as a part of Director compensation is in the best interests of the Company’s shareholders because it enhances share ownership by Directors and further aligns Directors’ financial interests with those of other Company shareholders. The shares of Common Stock issuable under the 2023 Directors’ Stock Plan will be registered under the Securities Act of 1933, as amended, following approval of the 2023 Directors’ Stock Plan by the Company’s shareholders.

The Board is vested with sole discretion to amend the 2023 Directors’ Stock Plan, but if any amendment must be approved by the shareholders of the Company under applicable laws and regulations (including the listing requirements of any applicable securities exchange), such an amendment would not be effective unless and until it is approved by our shareholders.

Dilution
The table below sets forth our historic use of equity with respect to both employees and non-employee Directors in 2020, 2021 and 2022. All grants and weighted average basic common shares outstanding have been restated for stock dividends.

Fiscal Year Ended December 31,	2020	2021	2022
Stock options granted	55,511	58,880	58,710
Time-based RSUs granted	4,182	5,026	4,312
Basic average shares outstanding	16,406,000	16,499,000	16,513,000

As of June 30, 2023, excluding vesting of awards related to Mr. Murphy's Departure, if any, we had outstanding awards as follows: 324,698 stock options and 14,352 non-vested RSUs. Further, as of June 30, 2023 there were 402,486 shares remaining available for awards under our 2022 LTIP. In aggregate, these outstanding equity awards and remaining available shares, when combined with the 75,000 new shares under the 2023 Directors’ Stock Plan, if approved by our shareholders, result in a dilution level of approximately 3.72%.

A table setting forth certain information regarding Arrow's equity compensation plans as of December 31, 2022 can be found in Part II, Item 5 of our Annual Report on Form 10-K for the year ended December 31, 2022, under the caption “Equity Compensation Plan Information.”

New Plan Benefits
The benefits and amounts that will be received by individual non-Management Directors of the Company or its subsidiaries under the 2023 Directors’ Stock Plan are not presently determinable. All grants are discretionary by the Board. Individual Directors have the ability annually to increase the amount of shares received as Directors’ fees payable in Company common stock for the upcoming year above the level that would have otherwise been payable to a Director in Company common stock as determined by the Board. For information on the amounts of Directors’ fees paid in 2022 in the form of stock under the 2020 Directors’ Stock Plan, see “Director Compensation” in the Voting Item 1 – Election of Directors section.

Vote Required for Approval
Approval of the 2023 Directors’ Stock Plan will require the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy at the Annual Meeting and voting on this proposal. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

• Vote Recommendation: Your Board recommends you vote “For” the 2023 Directors’ Stock Plan.

Voting Item 5 – Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2023

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although the Company's Bylaws do not require the selection of the independent registered public accounting firm be submitted to shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote, but they may take it into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to attend the virtual Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions submitted by shareholders prior to the meeting.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal.

•Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2023.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2022 and 2021, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2022	2021
Audit Fees	$1,700,573	$545,500
Audit-Related Fees	8,500	—
Tax Fees	105,600	96,700
All Other Fees	—	—
Total Fees	$1,814,673	$642,200

Audit Committee Report

Each member of the Audit Committee qualifies as independent under both the NASDAQ standards for independent directors and the more rigorous Securities and Exchange Commission (“SEC”) standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board and is reviewed annually by the Committee. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com/corporate/governance.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. KPMG reports directly to the Audit Committee, and they meet on a regular basis. The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2022, and has discussed with KPMG the matters required to be discussed by professional standards. Based on this review and discussion, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2023 and the scope of its work. The Audit Committee has also discussed with KPMG the firm’s assessment of the Company’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, “Communications with Audit Committees.” The Audit Committee has received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with its independence.

Colin L. Read, Chair
Gregory J. Champion
David G. Kruczlnicki
Elizabeth A. Miller

Corporate Governance

The Board’s Corporate Governance Guidelines provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company is managed under the direction and oversight of the Board. The Board appoints the CEO, who is responsible for the day-to-day operation of the Company. The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders. At least once each year, the Board will review the Company’s long-term strategic plans and future key issues.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. The Company believes that a diverse Board advances the Company's interests by providing a variety of perspectives on important matters and improving our service to our communities. The Company has had a longstanding commitment to board diversity and currently exceeds NASDAQ diversity requirements. Please see our "Board Diversity Matrix" included in Voting Item 1 of this Proxy Statement for more detail on our current Board profile. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board’s membership is divided into three classes, as equal in number as possible given the number of Directors. Generally, one class is elected each year by the Company’s shareholders to a term of three years. The Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules described below under the heading “Shareholder Submissions of Director Nominees for the 2024 Annual Meeting” in the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, its subsidiary banks’ boards and committees on which the Director serves, as applicable. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insights into the Company and its operations typically expand and deepen over time. When evaluating whether incumbent Directors should be renominated, the Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, the same general qualities and attributes, such as suitability, character, general experience and background that it applies to new candidates for Director. Additionally, the Company’s Bylaws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, the Board leadership structure separates the roles of Chairman and CEO, therefore not requiring the appointment of a lead independent Director to serve as a liaison between the Chair and the independent Directors. The Board believes that the separation of the offices of the Chairman and CEO is appropriate at this time as it maximizes the effectiveness of Board leadership and allows our CEO to focus primarily on his management responsibilities. Further, the Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ general independence guidelines.

Mr. Hoy, the Company's former CEO who retired in 2012, served as Chairman until May 2023 due to his longstanding experience with the Company, along with his strong leadership capability and banking expertise. When Mr. Hoy stepped down, the Board appointed Mr. Owens as Chairman. Mr. Owens previously served as Lead Director from 2017 until his appointment as Chairman. Mr. Hoy passed away on June 11, 2023. Mr. Murphy, the Company's President and CEO until May 12, 2023, was the only member of the Board who was also an employee of the Company. Upon Mr. Murphy's Departure, the Board of Directors appointed Chief Banking Officer and Senior Executive Vice President David S. DeMarco as President and Chief Executive Officer of Arrow and its lead subsidiary, Glens Falls National Bank and Trust Company. The Board appointed Mr. DeMarco as a Director on July 26, 2023.

The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for the Company and shareholders.

Board Committees:

The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ and SEC requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

Committee Membership
The Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of NASDAQ and the SEC for service on such committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of the three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
Mark L. Behan		X
Gregory J. Champion	X		X
Gary C. Dake		X	Chair
David G. Kruczlnicki	X	Chair
Elizabeth A. Miller	X		X
William L. Owens		X	X
Colin L. Read	Chair		X

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the Committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the Committee. Each has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

Committee Descriptions
A description of each of the three standing Committees, as well as the Executive Committee, follows:

•Audit Committee: Dr. Read is Chair of the Audit Committee; he has served in this role since 2020. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or business entity in which the Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met four times in 2022, all then-serving members attended these meetings. For additional information, see the Audit Committee Report section.

•Compensation Committee: Mr. Kruczlnicki is Chair of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering the Company's Executive Officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its subsidiary banks, and committees thereof. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met three times in 2022, all then-serving members attended these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•Governance Committee: Mr. Dake is the Chair of the Governance Committee; he has served in this role since 2017. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies related to the Company's environmental, social, and corporate governance strategy; reviewing annually and reporting to the Board regarding the independence of Company Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of the Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for Directors, Executive Officers and employees and with respect to Board policy, including the Company's committee charters; and reviewing Director training initiatives. The Governance Committee met three times in 2022, and all then-serving members attended each of these meetings.

•Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the Committee is not authorized pursuant to the Bylaws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to the Bylaws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair and the Chairs of the three Board Committees. In 2022, the Executive Committee met one time, and all then-serving members attended the meeting.

Executive Session
In addition to regular Board and committee meetings, Directors meeting the general independence test under NASDAQ meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current members of Management are in attendance during these sessions, which are chaired by the Board Chair. Generally, the Lead Director, prior to May 2023, and the Board Chair, thereafter, will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the expectation of confidentiality that characterize Executive Sessions, typically official records are not maintained during the Executive Sessions unless a binding corporate decision or action is taken. The independent Directors held four Executive Sessions in 2022.

Attendance
In 2022, the Board had four regularly scheduled meetings, two special Board meetings and ten separate committee meetings. There was 100% attendance at all Board meetings, and all then-current Board members met the requirements of Item 402(b) of the SEC’s Regulation S-K by attending more than 75% of the meetings to which they were invited. Six of the eleven then-current Directors attended the 2022 Annual Meeting of Shareholders.

Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its subsidiary banks. The Business Code of Ethics addresses a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the Company’s CEO, CFO, PAO, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct established under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com on the “Corporate Governance” page. The Company intends to post on that page any substantive amendment to, or waiver granted from, the Financial Code of Ethics or Business Code of Ethics that relates to any element of such code enumerated in Item 406(b) of Regulation S-K within four business days of such amendment or waiver.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

Under the NASDAQ listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board has determined that the following Company Directors met this requirement: Behan, Champion, Dake, Hoy, Kruczlnicki, Miller, O'Conor, Owens and Read. Prior to Mr. Murphy's Departure, Director Murphy was not independent due to his position as the Company President and CEO. Director Casaccio is not independent for the reasons noted below.

In making its independence determinations for individual Directors, the Board considers transactions and relationships between (i) the Company and its subsidiaries, and (ii) the Directors and/or their immediate family or any businesses they control. The Board considers the objective tests for Director independence set forth in the NASDAQ listing standards and other regulatory guidelines for such transactions and relationships, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify such Director under applicable regulatory guidelines. In its review of Director independence at year-end 2022, the Board considered the following 2022 transactions between the Company and the following individual Directors:

•Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project was completed in 2023, and in 2022 payments to JMZ totaled approximately $175,000. Given the level of payments to JMZ, Ms. Casaccio will not be deemed to be an independent director and will not serve on any of the Board’s committees. See “Related Party Transactions” later in this section for further information on these business transactions.

•Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2022, the Company's subsidiary banks paid approximately $101,000 to Stewart’s for rent and incidentals for leased space at market rates and other immaterial purchases. This amount is less than 0.01% of the annual gross revenue of Stewart’s, which approximates $2.7 billion. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Stewart’s and Mr. Dake did not compromise his independence.

•Ms. Miller is the grantor of The Elizabeth A. Miller Family Irrevocable Insurance Trust which leased an administrative office to Arrow Financial during 2022. Total 2022 payments on this lease were $24,000. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ listing standards and that the Company’s relationship with Ms. Miller did not compromise her independence.

•Mr. Owens is Managing Partner at the law firm of Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC (“Stafford Owens”). During 2022, Stafford Owens received approximately $36,700 of total payments from certain GFNB loan customers in connection with its representation of GFNB at loan closings. The Board determined that the total payments received by Stafford Owens from all sources in connection with the firm's representation of GFNB in 2022 were well below the objective limits for general Director independence set forth in the NASDAQ listing standards and the relationship did not compromise Mr. Owens' independence.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2022. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except Director Casaccio (see “Related Party Transactions” later in this section).

In addition to meeting NASDAQ general independence standards applicable to Directors, the Directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements, some of which may be more rigorous than the general standards. The Board has determined that Directors Champion, Kruczlnicki, Miller and Read, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Behan, Dake, Kruczlnicki and Owens, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ and the SEC for Compensation Committee members.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve certain transactions or relationships between the Company and its “related parties,” including Directors and Executive Officers, as well as their immediate family members and controlled companies, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from the Company's subsidiary banks to Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O.

2022 Transactions with Related Parties
During 2022, several Directors and Executive Officers and/or their related parties had outstanding loans from one or both of the Company's subsidiary banks in amounts of $120,000 or more. All such loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of June 30, 2023, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

A summary of the transactions in 2022 between the Company and the related parties that involved an aggregate dollar amount in excess of $120,000 follows:

•Ms. Casaccio is President and part-owner of JMZ, an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project was completed in 2023, and in 2022 payments to JMZ totaled approximately $175,000. The terms of the engagement from GFNB’s perspective were no less favorable than terms the Company could have obtained from a non-related party for comparable services in an arms-length transaction.

Board Risk Oversight:

The Board has responsibility for the oversight of risk management within the Company. The Board and its committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure.

The Board Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

a.Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

b.Compensation Committee: Reviews all aspects of the compensation paid to Executive Officers, Directors and employees in general. The Committee assesses the ways, if any, in which any aspect of its executive compensation program may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks.

c.Governance Committee: Focuses on the management of risks associated with Board organization, membership, structure, and performance through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning environmental, social and corporate governance.

In addition to these Board Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. It is based on principles in the "Enterprise Risk Management – Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and other regulatory guidance. The Board receives periodic reports from the ERM Committee, which is chaired by the Director of Compliance and Risk ("DoCR") and includes senior and other designated managers as appropriate. The DoCR's primary function is to oversee risk management as well as regulatory and compliance requirements. The DoCR reports directly to the Company President and CEO. Arrow employs an in-depth, layered, defensive approach that leverages people, processes and technology to manage and maintain cybersecurity controls. The Company employs a variety of preventative and detective tools to monitor, block, and provide alerts regarding suspicious activity, as well as to report on any suspected advanced persistent threats. Arrow has implemented and regularly reviews and updates extensive systems of internal controls and procedures as well as corporate governance policies and procedures intended to protect its business operations, including the security and privacy of all confidential customer information.

Environmental, Social and Governance Practices:

Corporate responsibility and sustainability play an important role in our business, operating strategies and long- term value creation for our shareholders, customers and team members. We believe that environmental, social and governance (ESG) practices are critical to attracting and retaining the best talent, meeting the evolving needs of our customers and being good stewards of our communities. We are committed to conducting operations and activities in a manner that provides and maintains safe and healthy working conditions, protects the environment and conserves natural resources. We operate in compliance with applicable laws and regulations and are firmly committed to conducting business in a responsible manner.

Environmentally, Arrow is dedicated to conserving natural resources and complying with environmental regulations.

Steps taken in this area include:

•Expanded our philanthropic support of environmental sustainability in our community, including organizations that impact soil and water conservation, land conservation, sustainable farming, mountain and lake protection and stewardship, and parks and recreation
•Incorporated energy-saving features into the renovation of our branches, such as interior and exterior LED lighting and energy-efficient plumbing in 40% of our branch network
•Incorporated the above environmentally friendly attributes into our Glens Falls, New York, headquarters renovation, which includes approximately 76,000 square feet of office space; motion-activated lighting; significant improvements to exterior wall and roof insulation; new HVAC systems with higher efficiency, which meet modern fresh-air and ventilation requirements; energy-efficient windows and entry doors; low-VOC materials; a separate tie-in to the city stormwater and sewer system to bypass the municipal treatment of rainwater collected off the building; and green plantings on a portion of the roof
•Installed solar panels at 20 South Street, part of our corporate headquarters, to support the main campus with approximately 3,000 square feet of green energy
•Installed electric vehicle charging stations at our SNB Main Office
•Reduced emissions via remote work and video conferencing for large segments of employees
•Provided and encouraged digital banking options and paperless statements

Socially, Arrow is proud of its many contributions to its employees, customers and communities, including meeting financial needs of the low- to moderate-income population, providing professional development and holistic support of its team, and giving back to its communities in dollars and volunteer hours. Arrow is also working on many ways to demonstrate the value of differences, particularly around diversity, equity, inclusion and belonging (“DEIB”).

Steps taken in this area include:

•More than $675,000 and 9,395 hours donated to our communities in 2022 in support of arts and culture, child care, economic and workforce development, emergency assistance, food security, financial literacy, mental and physical health, safe and affordable housing, transportation and more
•71% of donated dollars and 40% of hours are Community Reinvestment Act-eligible
•Prioritization of donations to organizations that make it their mission to provide affordable homeownership, environmental or sustainable activities and programming, economic empowerment, health and human services and social progress
•Lending program to facilitate first-time home ownership
•Extensive pandemic-related support to customers in need, including loan deferrals and over $234.2 million of 2,400 Paycheck Protection Program (PPP) loans through 2022
•Bank On-certified checking product for the unbanked or underbanked population with no overdraft fees
•Partnership with numerous organizations to meet the financial needs of the low- to moderate-income population
•Annual engagement with a third party to assess diversity within our employee base and support for setting and tracking goals to encourage the advancement of minorities, women, veterans and persons with disabilities
•Professional development, wellness and mental health services to our employees through the HR Department and through outside Employee Assistance Program (EAP) contracted services
•Ongoing outreach to measure employee engagement
•Three consecutive years of special bonuses for all employees in recognition of exceptional commitment and performance
•Incorporation of inclusion and belonging into our human resources policies, practices and programs
•Upcoming DEIB educational series for the Arrow Team as well as the development of a group of stakeholders to guide further initiatives
•Encouraged and facilitated employee giving including payroll deduction, dress-down days, and a fundraising campaign that totaled more than $103,000, a true reflection of our culture of giving
•Developed ESG Investment Models for our socially conscious clients
•Longstanding dedication to diversity on Arrow’s Board of Directors, exceeding NASDAQ requirements

Finally, Arrow believes that strong corporate governance is the foundation to delivering on its commitments to stakeholders. Arrow adheres to a comprehensive governance program, including:

•Strong cybersecurity protections and training
•Majority “independent” Directors
•Diverse Board of Directors with strong risk oversight
•Strong compensation policies
•Benchmarking and third-party review of compensation decisions

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent generally to the Company or the Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any such shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to the Board, to an individual Director or Directors, or to a particular committee of the Board by directing such communication either by email to corporatesecretary@arrowbank.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If a shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Company's Named Executive Officers for 2022 were Thomas J. Murphy, our then President and CEO and, from September 30, 2022, until February 2023, our then Interim Treasurer, CFO and PAO; David S. DeMarco, Senior Executive Vice President and Chief Banking Officer ("CBO"); David D. Kaiser, Senior Executive Vice President and Chief Credit Officer ("CCO"); Andrew J. Wise, Senior Executive Vice President and Chief Operating Officer ("COO") and Edward J. Campanella, our then Senior Executive Vice President, Treasurer and CFO until September 30, 2022.

Litigation

As previously disclosed in certain of the Company’s filings with the SEC, the Company became aware that on June 23, 2023, Robert C. Ashe filed a putative class action complaint against the Company in the United States District Court for the Northern District of New York. In addition to the Company, the complaint names as defendants (i) Mr. Murphy, the Company’s former CEO and from September 30, 2022 to February 20, 2023; (ii) its former interim CFO, Edward J. Campanella, the Company’s former CFO; (iii) and Mr. Ivanov, the Company’s current CFO (“Individual Defendants” and, together with the Company, the "Defendants"). The complaint alleges that the Defendants made materially false and misleading statements regarding the Company’s business, operations and compliance policies in the Company’s public filings between March 12, 2022 and May 12, 2023. The complaint further alleges that the Individual Defendants are liable for these materially false and misleading statements as "controlling persons" of the Company. Based on these allegations, the complaint brings two claims for violations of Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder and of Section 20(a) of the Exchange Act. Mr. Ashe, on behalf of a putative class of shareholders, seeks compensatory damages as well as recovery of the costs and fees associated with the litigation. The Company believes the lawsuit to be without merit and expressly denies any wrongdoing in connection with the matters claimed in the complaint and intends to vigorously defend the lawsuit. As of the date of filing of this Report, the Company has not been served with the complaint.

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of August 29, 2023, the record date for the 2023 Annual Meeting, for each Director, Director nominee and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the record date through the exercise of any option, RSU, warrant or right. There were 16,553,058 shares of the Company's common stock outstanding as of that date.

Name	Number of Shares Owned (a)		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (b)
Mark L. Behan	6,058		3,892	9,950	*
Edward J. Campanella (c)	—		—	—	*
Tenée R. Casaccio	18,493		7,572	26,065	*
Gregory J. Champion	4,908		522	5,430	*
Gary C. Dake	46,721		3,927	50,648	*
David S. DeMarco	33,949		25,429	59,378	*
David D. Kaiser	23,863	(d)	25,432	49,295	*
David G. Kruczlnicki	52,855		2,188	55,043	*
Elizabeth A. Miller	32,254	(e)	3,728	35,982	*
Thomas J. Murphy	67,189	(f)	21,869	89,058	*
Raymond F. O’Conor	47,794		3,892	51,686	*
William L. Owens	12,990		3,630	16,620	*
Colin L. Read	9,443		4,227	13,670	*
Andrew J. Wise	6,548		12,489	19,037	*
Total Shares of Directors and Executive Officers as a Group (14 people)	363,065		118,797	481,862	2.91%

(a)The Company has rounded partial share holdings for purposes of the table data.
(b)The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.
(c)Mr. Campanella resigned as our CFO effective September 30, 2022. The reported figure reflects Mr. Campanella's holdings to the knowledge of the Company.
(d)Includes 4,765 shares held in the Kaiser Family Trust.
(e)Includes 5,677 shares held in the Miller Family Partnership, L.P.
(f)Does not reflect any vesting of awards related to Mr. Murphy's Departure. Mr Murphy holds a total of 26,275 RSUs, vested and unvested.

5% Shareholders:

The following table sets forth the beneficial ownership of the Company’s common stock as of August 29, 2023, the record date for the 2023 Annual Meeting, by the holder known by us to be a beneficial owner of more than 5% of the outstanding shares of the Company's common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,195,975	(a)	7.23%	(b)

(a)The listed number of shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 13 filed by BlackRock on January 31, 2023 with the SEC. In that schedule, BlackRock reported that as of December 31, 2022, it had sole dispositive power over all such shares and the sole voting power with respect to 1,168,654 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.
(b)Percentage based on 16,553,058 shares of the Company's common stock outstanding on August 29, 2023.

The Company's subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Wealth Management departments, including, in the case of GFNB, as trustee of the Company's Employee Stock Ownership Plan (“ESOP”), held between them 16,553,058 shares of the Company's common stock, or 11.7% of the total shares outstanding and entitled to vote on the record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of the Company's common stock outstanding and entitled to vote on the record date.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer compensation philosophies, programs, process, decisions, and other relevant information. It is organized as follows:

•Overview
•Philosophy and Program
•Process
•Decisions
•Other

Overview:

The following section provides an overview of our business, 2022 performance and our key compensation actions.
Business Environment and Performance
Arrow Financial Corporation delivered another year of strong financial results in 2022 with record loan growth, excellent earnings and sustained profitability.
In 2022, we made key investments in our technology and our team, with the upgrade to our core banking system and the payment of a special employee bonus for outstanding performance. We made meaningful contributions to our customers, employees, shareholders and the communities we serve. Our measured and thoughtful approach keeps us focused on organic growth, expense management and deepening and growing relationships. Arrow’s conservative business model emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. We outperformed comparable community bank benchmarks for shareholder return performance over one-year, three-year, and five-year periods of time. Summary results for the fiscal year ended December 31, 2022 include:

In addition to our total shareholder return performance, we also highlight several important financial achievements in 2022.

2022 Returns	2022 Growth	2022 Asset Quality
A 3% stock dividend was distributed to shareholders during 2022.

Cash dividends paid effectively increased 3%.

Return on average equity (ROE) was 13.55%, compared to 14.09% for 2021.

Return on average assets (ROA) was 1.21%, compared to 1.28% for 2021.

	The loan portfolio reached a record high, increasing 11.8% to $2.98 billion. Total deposit balances were $3.5 billion.	Asset quality remained strong, nonperforming assets represented 0.32% of total assets at December 31, 2022. Allowance for net loan losses represented 1.00% of period-end loans at December 31, 2022.

Compensation Program Overview
Our compensation program includes several integrated elements designed to retain and appropriately award our NEOs, enhance the long-term profitability of the business within acceptable risk parameters, align the financial interests of our NEOs with the interests of our shareholders and support a total rewards approach to executive compensation. Below is a short listing of the elements of pay and their relative magnitude for our CEO and other NEOs.

Key Compensation Decisions and Actions
The business environment and our performance impacted various compensation decisions. The following is a summary of key decisions and actions regarding executive compensation in 2022 and early 2023.

•Base Salary Adjustments: The Compensation Committee approved merit and market-based salary increases for each NEO in January of 2022. Recognizing the uncertainty of current macro-economic forecasts, at the request of Management, the Compensation Committee approved no salary increases for the NEOs for 2023, excluding Mr. DeMarco's salary increase related to his appointment as our President and CEO.
•Short-Term Incentive Plan (“STIP”) Awards: In February of 2023, awards were made to our NEOs based on the achievement of specified Company and individual performance results for fiscal year 2022. Actual bonus payouts as a percentage of target were 112% on average in 2022 for our NEOs. These awards reflected increased target STIP opportunities for our NEOs other than our CEO, moving from a 30% of base salary target to 40% of base salary. The increases were intended to better align the NEOs' target bonus opportunity with competitive market practice. Additionally, last year in 2022 the Compensation Committee approved the mix of corporate and individual goals for 2022 bonus calculations. Further details are available under the "STIP Award Decisions" section of the Compensation Discussion and Analysis.
•Long-Term Incentive Plan Awards: In January of 2022, grants of stock options were made to the NEOs under the 2013 LTIP. These awards were made to better align our NEOs' interests with those of our shareholders and to foster a long-term performance orientation. The awards vest ratably in four equal annual installments which helps promote retention.
•Restricted Stock Unit Award: In January of 2022, the CEO was awarded RSUs that vest after three years and will be distributed ratably over 10 years post-retirement.
•New Employment Agreements: On February 1, 2023, the Company entered into new employment agreements with each of Messrs. Murphy, DeMarco, Kaiser and Wise that were substantially similar to their existing employment agreements. The employment agreements are described in more detail in the Agreements with Named Executive Officers section, below.
•CEO Transition: Effective May 12, 2023, Mr. Murphy terminated his employment as President and CEO and as a director of the Company and all other positions he held with the Company and its affiliates. Effective May 13, 2023, the Company appointed Mr. DeMarco to serve as President and CEO of the Company and GFNB, in addition to continuing to serve as President and CEO of SNB. Mr. DeMarco's employment agreement was amended and restated effective May 13, 2023 as described in more detail in the Agreements with Named Executive Officers section below.
•CFO Transition: Our former Senior Executive Vice President, Treasurer and CFO, Edward J. Campanella, resigned effective September 30, 2022. Effective October 1, 2022, the Company and Mr. Campanella signed a six-month Professional Services Agreement, under which Mr. Campanella agreed to hold himself available to render advice and assistance to Arrow and oversee certain projects for the Company at the request of the CEO of Arrow. In exchange for these services, Mr. Campanella received $5,000 per week, plus approved out-of-pocket expenses. The agreement terminated March 31, 2023.
•New CFO: Penko Ivanov was appointed Chief Financial Officer, Executive Vice President, Treasurer and Chief Accounting Officer effective February 21, 2023. He received a compensation package that is customary with our compensation packages for our other NEOs. Mr. Ivanov's employment agreement is similar to the employment agreements with Messrs. DeMarco, Kaiser, and Wise, and is described in more detail in the Agreements with Named Executive Officers section below.

Philosophy and Program:

The following section describes our overall compensation philosophy and program elements. Our executive compensation program is designed to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. We accomplish this through a number of compensation elements, each with its own purpose, operation, and timing.

Base Salary
•Purpose: Provide fixed compensation for performance of the requirements of the position.
•Operation: In setting or adjusting base salary levels for our NEOs, the Company may consider the following factors: the executive’s position, recent promotions, Company and individual performance,

market compensation information, experience, professional standing in the field of banking and financial services and commitment to the community.
•Timing: Base salaries for new hires are set as part of the negotiation process when individuals are being recruited. Base salaries for our NEOs are subsequently reviewed and approved annually by the Compensation Committee, typically in January, so the Compensation Committee can take into account performance results from the complete prior fiscal year, as well as any proposed organizational changes.

STIP
•Purpose: Reward Company and individual performance relative to our annual performance goals.
•Operation: Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, trend analysis regarding our financial performance, general business and economic outlook, and individual goals and objectives. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus.
•Timing: The Compensation Committee meets at the beginning of each year to determine the STIP awards for the previous year when the Company’s final year-end performance is generally known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

2022 LTIP
•Purpose: Align the interests of our NEOs with those of our shareholders and foster a long-term performance orientation.
•Operation: Long-term incentive compensation is provided through the Company’s 2022 LTIP. The 2022 LTIP allows for grants of various types of equity awards, such as restricted stock, RSUs and stock options. Historically, the Company has provided long-term incentive compensation in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. Stock options vest 25% per year over a four-year period which promotes participant retention. The stock options have a term of 10 years, which we believe effectively focuses management on long-term performance. In 2018, we expanded the use of long-term incentives to include RSUs for Mr. Murphy. The RSUs granted in 2022 vest 100% after three years but are not settled until after Mr. Murphy's employment has terminated. The Compensation Committee believed that this was an effective method of providing Mr. Murphy with retirement-related benefits that are commensurate with his role in a shareholder-friendly manner.
•Timing: The Company’s annual stock option awards and RSUs are generally granted in January each year, shortly after the close of the Company’s fiscal year.

Executive Benefits
•Purpose: The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business.
•Operation: Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes a Supplemental Executive Retirement Plan ("SERP"), Deferred Compensation Plan, limited executive perquisites (the personal use of a company automobile, reimbursement of country club dues and a golf course membership, as applicable), and Employment Agreements. See the following sections for additional information on these programs:
◦"Pension Benefits and Table" - contained in the Executive Compensation section
◦"Nonqualified Deferred Compensation" - contained in the Executive Compensation section
◦Agreements With Named Executive Officers section
•Timing: All forms of executive benefits are reviewed and approved by the Compensation Committee on an annual basis.

The Compensation Committee believes these four components – base salary, short-term incentives, long-term incentives, and executive benefits – comprise a total compensation program that retains and appropriately rewards NEOs, aligns the financial interests of our NEOs with the interests of our shareholders, and supports a total rewards approach to executive compensation. While we have no stated policy on the allocation of compensation and benefits, our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations, such as fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided remain appropriate considering competitive pressure and the Company’s primary business objectives.

Compensation Policies and Features
In addition to our compensation elements, the executive compensation program also incorporates the following policies and features, which the Compensation Committee feel are important aspects of a well-constructed, balanced compensation program.
•Hedging and Pledging Policies: The Company has hedging and pledging policies for its Directors and Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Directors and Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, the Company requires Board approval prior to the pledging of any Company stock by an NEO. The Company does not have a hedging policy for non-Executive Officer employees.
•Clawback Policy: The Company may seek to recover any incentives paid or payable to an NEO on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading. The Company will revisit its policy in light of Section 10D of the Securities Exchange Act of 1934, as amended, and NASDAQ requirements relevant thereto.
•Stock Ownership Policy: The Company has a stock ownership policy for NEOs. NEOs are required to own shares of the Company’s common stock equal in value to three times base salary for the CEO and equal in value to one times base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the 2022 LTIP (or predecessor plans). These stock ownership requirements are measured each year by the Compensation Committee, using holdings valued as of the Company's annual meeting record date for that year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Individuals have five years from appointment or promotion to a Company executive officer to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis.
•No Tax Gross-Ups: The Company does not pay any taxes that are owed by its NEOs.
•Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments.
•No Stock Option Repricing: The Company has never repriced stock options. The 2022 LTIP prohibits repricing without shareholder approval.

Process:

The following section describes the process and key inputs that are considered in making decisions regarding NEO compensation.

Role of the Compensation Committee, Independent Consultants, and Management
Each year the Compensation Committee discusses, reviews, recommends, and approves certain actions related to NEO compensation and our overall compensation program. The Committee utilizes outside advisors in certain cases to assist them in the review and decision-making process. Additionally, certain members of the management team assist in developing materials and proposals that support our compensation philosophy and objectives for the Compensation Committee to consider during the year.

•The Compensation Committee: Oversees our executive compensation policies and process. The Committee is responsible for the final decisions on components of executive compensation for the CEO and the other NEOs and makes recommendations to the full Board as needed. The Compensation Committee is also responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues.
•The Committee’s Independent Consultant: The Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer performed a comprehensive review of the executive compensation program in 2019 to provide context for 2020 pay decisions. Pearl Meyer provided no other consulting services for the Company in 2022 and has certified its independence for the Committee.
•Company Management: Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and individual goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our

CEO provides insight and recommendations regarding NEO compensation, the Compensation Committee votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

Benchmarking
In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies like ours.

The Compensation Committee considers a select number of key inputs, summarized below, to provide market-competitive information for base salary, short and long-term incentive targets, and estimated total direct compensation, with ranges for performance. This information allows the Compensation Committee to see potential pay and range of pay for executive roles, and it provides context for the Committee in setting targeted pay levels going forward.

On an annual basis, the Compensation Committee conducts a peer review of benchmarking data through the Company's participation in the annual NYBA Pearl Meyer Report. Additionally, the group periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program, most recently in 2019. This review conducted by Pearl Meyer ("Pearl Meyer Report”) provides an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices.

A primary data source used in the Pearl Meyer Report for determining the competitive market for NEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

The Pearl Meyer Report's 2019 peer group, which is listed below, consisted of 20 companies in the Northeast that ranged from approximately $1.7 billion to $5.2 billion in assets, positioning the Company at approximately the median for size at the time of the Pearl Meyer Report:

ACNB Corporation Bar Harbor Bankshares WSFS Bank Camden National Corporation Chemung Financial Corporation CNB Financial Corporation Codorus Valley Bancorp, Inc.
Enterprise Bancorp, Inc.
Financial Institutions, Inc.
First Community Bankshares, Inc.
Premier Financial Corp.
HarborOne Bancorp, Inc.
Orrstown Financial Services, Inc.
Peapack-Gladstone Financial Corporation

Peoples Bancorp Inc. Peoples Financial Services Corp. The First Bancorp, Inc. Univest Financial Corporation Washington Trust Bancorp, Inc. Western New England Bancorp, Inc.
In addition to the peer group data, the Pearl Meyer Report used data from other banking industry surveys representing bank holding companies of similar asset size and regions to that of the Company.

Previous Say-on-Pay Vote Results
We strive to continually deliver a compensation program that is aligned with our business strategy and needs, compensation philosophy and objectives, and market best practices. In 2022, 94% of our votes cast were in favor of our “say-on-pay” vote.

Decisions:

The following section describes the decisions made regarding NEO compensation.

January 2022 Base Salary Decisions
The Compensation Committee met in January 2022 to review the current base salaries for our NEOs. The Committee reflected on corporate and individual executive performance for 2021 in determining any merit-based increases. In addition, the Committee reviewed the competitiveness of current salary levels to comparable companies. The Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2022. The nature of each increase is also described in the table below.

Named Executive Officer	2021 Salary	January 2022 Raise		2022 Salary	Nature of Increase
		% of Base Salary	Amount
Thomas J. Murphy	$600,000	8.33	$50,000	$650,000	Merit and Market-Based
Edward J. Campanella	300,000	8.33	25,000	325,000	Merit and Market-Based
David S. DeMarco	365,000	8.22	30,000	395,000	Merit and Additional Responsibilities
David D. Kaiser	300,000	8.33	25,000	325,000	Merit and Additional Responsibilities
Andrew J. Wise	300,000	8.33	25,000	325,000	Merit and Market-Based

STIP Award Decisions
Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The STIP has a master governor feature that limits the total pool for all participants to 10% of Net Operating Earnings (defined below) after subtracting 7% of fiscal year end shareholders equity. Determining the amount of the annual STIP awards for an NEO consists of the following four-part process. For 2022, each NEO other than Mr. Campanella was eligible to receive an award under the STIP. Mr. Campanella did not receive an award due to his separation from the Company prior to the end of the year.

1.Determining the Individual NEO STIP Funding Maximums: To determine individual NEO STIP maximum bonus payouts for the year, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before considering significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine their appropriateness for inclusion or exclusion from the calculation. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations.

Individual NEO STIP maximums are funded based on Internal NOE performance relative to the stated goals. The interpolations between threshold and target, and target and maximum are to increase the funding by 5 percentage points for every one percentage point increase in Internal NOE.

Company Performance Measure	Threshold Goal	Target Goal	Maximum Goal	Results
Internal NOE ($M)	42.48	47.20	51.92	48.31
Resulting Maximum STIP Funding (% of Target)	50	100	150	111.74

Based on our Internal NOE performance, the Committee approved the resulting 111.74% maximum funding level. The individual NEO maximum STIP payout amounts for fiscal year 2022 were as follows:

Named Executive Officer	Base Salary	Target STIP %	Target STIP Amount	Maximum STIP Payout Opportunity
Thomas J. Murphy	$650,000	50	$325,000	363,170
David S. DeMarco	395,000	40	158,000	176,557
David D. Kaiser	325,000	40	130,000	145,268
Andrew J. Wise	325,000	40	130,000	145,268

2.Financial Performance Assessment: The Company then performs an assessment of financial performance using the basket of weighted Company performance measures that were approved at the beginning of the year. The Compensation Committee believes this structure provides an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. In the case of each goal, participants can receive less than the stated amount if the goal is not met, but not greater than such amount if the goal is exceeded. The following table shows the performance measure and goal weighting for 2022:

Company Performance Measure	Weighting for Goals (CEO)	Weighting for Goals (Other NEOs)	Target Goal	Actual Achieved	% Funded (CEO)	% Funded (Other NEOs)
Internal NOE ($M)	60%	80%	$47.20	$48.31	60.00	80.00
ROE (using Internal NOE)	10%	5%	12.15%	13.42%	10.00	5.00
Efficiency Ratio	10%	5%	55.90%	54.26%	10.00	5.00
Non-Performing Loans	10%	5%	0.50%	0.40%	10.00	5.00
Net Charge-Offs	10%	5%	0.15%	0.08%	10.00	5.00
Total	100%	100%			100.00	100.00

3.Individual Performance: The Compensation Committee also performs an overall assessment of each NEO's performance (excluding the CEO for purposes of STIP measurement, since the CEO's goal is weighted 100% to Company performance). The Compensation Committee relies on input from the CEO for assessment of the other NEOs. Based on the CEO's assessment, the Committee approved individual achievement against individual performance goals for each NEO (excluding the CEO) equivalent to the 111.74% maximum funding level, as adjusted for the Financial Performance Assessment.

4.Application of Corporate and Individual Goal Weighting: The next step in determining the NEO’s STIP awards is the application of the relative weighting assigned to Company performance versus individual performance for that NEO. Typically, the relative weighting for NEOs is based on their position with the Company. For 2022, the Compensation Committee approved a change to the mix of corporate versus individual performance for NEOs other than the CEO. Previously, it was a 50% tied to corporate performance and 50% tied to individual performance. For 2022, the mix was adjusted to emphasize corporate performance at 75% and de-emphasize individual performance at 25%. The CEO's mix remained unchanged at 100% corporate performance.

Named Executive Officer	Bonus Weighting
	% Company	% Individual
Thomas J. Murphy	100	0
Edward J. Campanella	75	25
David S. DeMarco	75	25
David D. Kaiser	75	25
Andrew J. Wise	75	25

The formula for determining preliminary STIP awards once all information is available and assessments have been performed is as follows. Although there is a formula for determining STIP awards, the Compensation Committee retains full discretion for approving awards to all our NEOs.

NEO	Maximum STIP Amount	Company			Individual			Combined Achieve- ment %	STIP Funding Amount
		Achieve-ment %	Weighting %	Weighted Achieve- ment %	Achieve-ment %	Weighting %	Weighted Achieve- ment %
Thomas J. Murphy	363,170	111.74	100	111.74	--	--	--	112	363,170
David S. DeMarco	176,557	111.74	75	83.81	111.74	25	28	112	176,557
David D. Kaiser	145,268	111.74	75	83.81	111.74	25	28	112	145,268
Andrew J. Wise	145,268	111.74	75	83.81	111.74	25	28	112	145,268

At a meeting in February 2023, the Compensation Committee reviewed the parameters and results of the 2022 STIP award goals for its NEOs. Based on the results of the Company’s performance, the amounts of the STIP awards to be paid under the STIP for Messrs. Murphy, DeMarco, Kaiser and Wise were determined as follows.

Named Executive Officer	2022 Annual Incentive Actual Awards
	Amount	% of Base Salary
Thomas J. Murphy	363,170	55.9
David S. DeMarco	176,557	44.7
David D. Kaiser	145,268	44.7
Andrew J. Wise	145,268	44.7

January 2022 Award Decisions Under 2013 LTIP
At its January 2022 meeting, the Compensation Committee awarded stock options to our NEOs consistent with the grants of January 2021. The Compensation Committee has had a long-standing practice of granting a fixed number of stock options to executives that it believes provides a proper incentive for alignment and motivation while maintaining a conservative risk profile. The following stock option awards were granted at an exercise price of $35.83, the closing price of our common stock on the date of grant, and vest ratably over a four-year period. The grant date fair value of such awards was estimated in each case using the Black-Scholes method.

Named Executive Officer	Stock Option Grants in January 2022 (# shares)	Grant Date Fair Value of January 2022 Option Awards
Thomas J. Murphy	10,000	$76,500
Edward J. Campanella	5,000	38,250
David S. DeMarco	5,000	38,250
David D. Kaiser	5,000	38,250
Andrew J. Wise	5,000	38,250

In addition to the annual stock option grants awarded to the NEOs, Mr. Murphy received 4,186 RSUs that vest 100% after three years of service and are settled over a 10-year period beginning one year after his retirement. As adjusted for the 3% stock dividend distributed on September 23, 2022, the RSU grant now contains 4,312 shares. The RSU grant value represented 25% of Mr. Murphy’s fiscal year end base salary at December 31, 2021. The Committee determined to grant this award to Mr. Murphy based on a comprehensive analysis and discussion with the Company’s independent compensation advisor, with the goal of fostering long-term shareholder alignment through and following the executive’s career at the Company.

Executive Benefits Plan Decisions
On February 1, 2022, each of Messrs. DeMarco, Kaiser, Campanella and Wise were promoted to Senior Executive Vice Presidents of the Company and its subsidiary banks as a reflection of the Company's strong operational and financial performance under their leadership, and in acknowledgement of their consistent and anticipated future executive leadership of the organization. The Compensation Committee approved new employment agreements with Messrs. Murphy, DeMarco, Kaiser, and Wise effective February 1, 2023. In connection with his appointment to President and Chief Executive Officer in May 2023 following Mr. Murphy’s Departure, Mr. DeMarco’s compensation will be as set forth in his employment agreement, as amended (dated July 18, 2023 and effective May 13, 2023). These agreements are substantially similar to the existing agreements, which our Compensation Committee approves each year. The Company's new CFO also received a similar employment agreement approved by the Compensation Committee. The Compensation Committee will continue to review the appropriateness of employment agreements on a case-by-case basis. The employment agreements are described in more detail in the Agreements with Named Executive Officers section.

The Compensation Committee did not make any other changes to executive benefits programs or policies, but did provide for the continuation of other programs, such as our Deferred Compensation Plan and limited executive perquisites.

Other Information:

The following are other aspects of our compensation that are material to our overall program, process, and decisions.

Risk Oversight - Compensation
The Board of Directors, Compensation Committee, and Management will continue to ensure that proper policies are maintained to monitor compensation levels carefully to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, Management annually completes an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:
•Our compensation program contains an appropriate balance of fixed and variable compensation.
•The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that vest over time. In addition, the RSU program for our CEO creates significant alignment with shareholders during employment with our Company, assuming he meets the vesting criteria or retirement eligibility.
•Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.
•Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to our Executive Officers.
•The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.
•Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.
•We have adopted a “clawback” policy that will allow us to seek to recover any incentive paid or payable to an Executive Officer on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading. The Company will revisit its policy in light of Section 10D of the Securities Exchange Act of 1934, as amended, and NASDAQ requirements relevant thereto.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Impact of Accounting and Tax on the Form of Compensation
The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives. The Compensation Committee believes it is important and necessary that it retain the discretion to provide and revise compensation arrangements as it determines are in the best interest of the Company and its shareholders, which such compensation may be in excess of $1 million and would not be deductible under the limitations imposed by §162(m) of the IRC, as amended.

Compensation Committee Report:
The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chair
Mark L. Behan
Gary C. Dake
William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Company for each of the last three fiscal years. Tables included in this section are:

•Summary Compensation
•Grants of Plan-Based Awards
•Outstanding Equity Awards at Fiscal Year-End
•Option Exercises and Stock Vested
•Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs for each of the relevant years:

Name and Principal Position	Year	Salary		Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (d)	All Other Compensation (f)	Total
Thomas J. Murphy President and CEO, Interim Treasurer, CFO, and CAO (g)	2022	$650,000		$149,984	$76,500	$363,170	$470,237	$32,313	$1,742,204
	2021	600,000		139,297	48,500	430,229	908,942	19,121	2,146,089
	2020	560,000		135,017	49,900	300,960	614,685	31,697	1,692,259
Edward J. Campanella former Senior Executive Vice President, Treasurer and CFO	2022	270,288	(e)	—	38,250	—	19,015	83,527	411,080
	2021	300,000		—	24,250	129,243	23,484	37,052	514,029
	2020	275,000		—	24,950	88,787	27,601	19,511	435,849
David S. DeMarco Senior Executive Vice President and CBO (g)	2022	395,000		—	38,250	176,557	98,377	34,005	742,189
	2021	365,000		—	24,250	157,246	84,891	32,522	663,909
	2020	340,000		—	24,950	109,773	89,043	31,568	595,334
David D. Kaiser Senior Executive Vice President and CCO	2022	325,000		—	38,250	145,268	71,538	32,769	612,825
	2021	300,000		—	24,250	129,243	54,844	30,354	538,691
	2020	275,000		—	24,950	88,787	59,202	32,138	480,077
Andrew J. Wise Senior Executive Vice President and COO	2022	325,000		—	38,250	145,268	21,388	40,358	570,264
	2021	300,000		—	24,250	129,243	21,178	37,363	512,034
	2020	250,000		—	24,950	80,715	24,093	34,638	414,396

(a)    This column sets forth the grant date fair value of the RSUs granted under the Company’s 2013 LTIP for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred to in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2022. The estimated value of each RSU granted in 2022 under the 2013 LTIP was $34.79, the closing price of our common stock on the date of the grant as restated for the 3% stock dividend distributed in September 2022.
(b)    This column sets forth the grant date fair value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2022. The grant date fair value of each stock option granted under the 2013 LTIP, in each case using the Black-Scholes model to estimate fair value, was $4.99 per option share in 2020 (all grants were made January 30, 2020); $4.85 per option share in 2021 (all grants were made January 30, 2021) and $7.65 per option share in 2022 (all grants were made January 26, 2022). All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant. In connection with Mr. Campanella's resignation from the Company, all unvested options held by Mr. Campanella on September 30, 2022 were forfeited and he had until December 31, 2022 to exercise all vested options held by him on his last day of employment.
(c)    This column sets forth the STIP payments made for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year, as applicable. STIP amounts payable for a given year are generally paid in February of the succeeding year.
(d)    This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2022 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $121,563 for Mr. Murphy, $11,525 for Mr. Campanella, $53,855 for Mr. DeMarco, $51,003 for Mr. Kaiser and $12,179 for Mr. Wise and (ii) under the Company’s SERP, $348,674 for Mr. Murphy, $7,490 for Mr. Campanella, $44,522 for Mr. DeMarco and $20,535 for Mr. Kaiser, $9,209 for Mr. Wise.
(e)    Represents the amount paid through September 30, 2022, the effective date of Mr. Campanella's resignation.
(f)    All Other Compensation includes the following components for 2022:

Name	Company Contribution to ESOP	Life Insurance & Long Term Disability Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Perquisites Received Greater than $10,000		Total Other Compensation
Thomas J. Murphy	$18,300	$1,146	$632	$12,236	(a)	$32,313
Edward J. Campanella	—	859	—	82,667	(a), (b)	83,527
David S. DeMarco	18,300	1,146	158	14,401	(a)	34,005
David D. Kaiser	18,300	1,146	32	13,292	(a)	32,769
Andrew J. Wise	18,300	1,146	632	20,281	(a)	40,358

(a)Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise received both a country club membership and personal use of a Company vehicle.
(b)Mr. Campanella received $65,000 under the six-month Professional Services Agreement by and between the Company and Mr. Campanella, effective October 1, 2022. See the Agreements with Named Executive Officers section for a description of the agreement.
(g)    Mr. Murphy's Departure was effective May 12, 2023. Effective on May 13, 2023, the Company appointed Mr. DeMarco to serve as President and Chief Executive Officer of the Company and President and Chief Executive Officer of GFNB in addition to continuing to serve as President and Chief Executive Officer of SNB.

Grants of Plan-Based Awards Table:

As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual STIP and an LTIP to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The amounts listed in the table below represent each NEO’s 2022 target incentive award, as well as his threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP for any given year, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met for such year, or the NEO’s individual performance standards have been met.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. However, beginning in January 2018, the Company awarded Mr. Murphy RSUs. (See "January 2022 Long-Term Incentive Award Decisions" in the Compensation Discussion and Analysis section for a description of the material terms of this award.) The Company’s 2022 LTIP authorizes the granting of stock options and other stock-based awards as a long-term incentive component within the overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Max	Threshold	Target	Max
Thomas J. Murphy		$162,500	$325,000	$487,500	—	—	—	—	—	—	—
	1/26/2022								10,000	$35.83	$76,500
	1/26/2022							4,186			$149,984
Edward J. Campanella (b)		—	—	—	—	—	—	—	—	—	—
	1/26/2022								5,000	35.83	38,250
David S. DeMarco		79,000	158,000	237,000	—	—	—	—	—	—	—
	1/26/2022								5,000	35.83	38,250
David D. Kaiser		65,000	130,000	195,000	—	—	—	—	—	—	—
	1/26/2022								5,000	35.83	38,250
Andrew J. Wise		65,000	130,000	195,000	—	—	—	—	—	—	—
	1/26/2022								5,000	35.83	38,250

(a)The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than their threshold incentive award, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.
(b)As a result of Mr. Campanella's resignation on September 30, 2022, he was not entitled to receive a STIP payment with respect to 2022 performance; further, in connection with Mr. Campanella's resignation from the Company, all unvested options held by Mr. Campanella on September 30, 2022 were forfeited and he had until December 31, 2022 to exercise all vested options held by him on his last day of employment.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2022. All such awards consist of stock options to acquire the Company’s common stock or RSUs granted under the Company’s 2022 LTIP (or predecessor plans). The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 23, 2022.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested (b)	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	2,898	—	—	$28.29	1/31/2028	—	—	—	—
	2,815	2,814	—	$28.17	1/30/2029	—	—	—	—
	2,732	5,464	—	$32.28	01/29/2030	—	—	—	—
	2,652	7,957	—	$27.85	01/27/2031	—	—	—	—
	—	10,300	—	$34.79	01/26/2032	—	—	—	—
	—	—	—	—	—	13,520	$458,328	—	—
David S. DeMarco	5,970	—	—	$31.17	1/25/2027	—	—	—	—
	5,796	—	—	$28.29	1/31/2028	—	—	—	—
	4,220	1,407	—	$28.17	1/30/2029	—	—	—	—
	2,732	2,731	—	$32.28	01/29/2030	—	—	—	—
	1,326	3,979	—	$27.85	01/27/2031	—	—	—	—
	—	5,150	—	$34.79	01/26/2032	—	—	—	—
David D. Kaiser	5,971	—	—	$31.17	1/25/2027	—	—	—	—
	5,797	—	—	$28.29	1/31/2028	—	—	—	—
	4,220	1,408	—	$28.17	1/30/2029	—	—	—	—
	2,732	2,731	—	$32.28	01/29/2030	—	—	—	—
	1,326	3,979	—	$27.85	01/27/2031	—	—	—	—
	—	5,150	—	$34.79	01/26/2032	—	—	—	—
Andrew J. Wise	596	—	—	$31.17	1/25/2027	—	—	—	—
	2,448	1,407	—	$28.17	1/30/2029	—	—	—	—
	2,732	2,732	—	$32.28	01/29/2030	—	—	—	—
	1,320	3,980	—	$27.85	01/27/2031	—	—	—	—
	—	5,150	—	$34.79	01/26/2032	—	—	—	—

(a)All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.
(b)Mr. Murphy's RSUs vest 100% on the third anniversary of the applicable date of grant, but will not settle until his retirement.

Mr. Campanella had no outstanding equity awards at December 31, 2022 as a result of his September 30, 2022 resignation. In connection with Mr. Campanella's resignation from the Company, all unvested options held by Mr. Campanella on September 30, 2022 were forfeited and he had until December 31, 2022 to exercise all vested options held by him on his last day of employment.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock option exercises and shares vested for each NEO during 2022:

Name	Option Awards		Stock Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number Shares Acquired on Vesting (c)		Value Realized on Vesting (d)
Thomas J. Murphy	—	$—	4,391	(e)	$150,815	(e)
Edward J. Campanella	—	—	—		—
David S. DeMarco	—	—	—		—
David D. Kaiser	9,287	124,811	—		—
Andrew J. Wise	2,155	10,227	—		—

(a)Represents the total number of shares subject to stock options that the NEO exercised during the year, restated for the September 23, 2022 3% stock dividend, if applicable.
(b)Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the closing price of the Company's common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.
(c)Represents the total number of shares subject to RSUs that vested during the year, restated for the September 23, 2022 3% stock dividend. Vested awards have not been addressed as a result of Mr. Murphy's Departure.
(d)Represents the fair market value of the Company's common stock on the vest date multiplied by the number of shares vested.
(e)Mr. Murphy's RSUs vest 100% on the third anniversary of the applicable date of grant, but will not settle until his retirement.

Pension Benefits and Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who qualify and are selected to participate in the “makeup” benefit feature, the award provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the qualified retirement plan alone if there were no limitations on maximum retirement payments to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Compensation Committee is authorized to grant to selected Executive Officers additional payments upon their retirement, beyond their SERP “make-up” benefit payments. Such additional payments are also typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Messrs. Murphy (prior to Mr. Murphy's Departure), Campanella (prior to his resignation), DeMarco, Kaiser, and Wise participate in the “make-up” benefit feature of the SERP.

In 2022, none of the NEOs, excluding Mr. Murphy, participated in the special additional benefit feature of the SERP. In January 2018, Mr. Murphy was provided a special SERP award. Specifically, the Compensation Committee approved the adjustment of Mr. Murphy’s existing arrangement to increase the formula for pay-based credits up to 30% of eligible compensation. Further, in 2018 the Compensation Committee approved an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that is equal to 40% of his compensation, averaged over the 60 calendar months that produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company.

The following table sets forth the present value of accumulated benefits under both the qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2022, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2022, as included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/22	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	18.00	$701,152	—
	SERP	10.00	2,525,375	—
Edward J. Campanella	Retirement Plan	5.00	63,643	—
	SERP	4.00	19,184	—
David S. DeMarco	Retirement Plan	35.08	723,715	—
	SERP	10.00	170,070	—
David D. Kaiser	Retirement Plan	22.00	535,909	—
	SERP	6.00	55,787	—
Andrew J. Wise	Retirement Plan	6.00	82,597	—
	SERP	4.00	14,539	—

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently paid on individual retirement accounts by GFNB. None of the NEOs elected to defer under the plan salary or bonus amounts payable to them in or for 2022 or in or for the prior two years.

Pay Ratio Disclosure:

As of December 31, 2020, our total employee population, excluding Mr. Murphy, consisted of 524 employees who were all located in the United States. As of December 31, 2022, our total employee population, excluding Mr. Murphy, consisted of 507 employees who were all located in the United States. To identify the median compensated employee, we used Box 5 of Form W-2 compensation for the full year 2020 for all such employees, annualizing compensation for those employees hired during 2020. We used the same employee, and calculated that employee's total compensation for the year ended December 31, 2022, for this pay ratio disclosure. Since December 31, 2020, there has been no material change in the Company's employee population or employee compensation arrangements that the Company believes would significantly impact its pay ratio disclosure.

The 2022 annual total compensation of the median employee described above was $51,816. Mr. Murphy’s 2022 annual total compensation, including increase in pension and SERP benefits for the year, was $1,742,204. The ratio of these amounts is 1-to-34.

This calculation is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below. You should refer to the Compensation Discussion and Analysis section of this Proxy Statement for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Pay Versus Performance Table
The following table provides the information required for our NEOs for each of the fiscal years ended December 31, 2022, December 31, 2021, and December 31, 2020 along with the financial information required to be disclosed for each fiscal year:

					Year-end value of $100 invested on December 31, 2019 in:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (1)(2)(3)(4)	Average Summary Compensation Table Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs (2)(3)(4)(5)	Arrow Financial Corporation	ABA NASDAQ Community Bank Index (TR)	Net Income (in millions)	Net Operating Earnings (in millions) (6)
2022	$1,742,204	$1,922,576	$584,089	$562,080	$107.97	$102.65	$48.80	$48.31
2021	$2,146,089	$2,013,535	$557,166	$601,047	$105.51	$113.25	$49.90	$49.99
2020	$1,692,259	$1,430,452	$481,414	$436,109	$84.42	$85.57	$40.80	$40.84
(1) The PEO, Principal Executive Officer, in each reporting year is Thomas J. Murphy
(2) Subtractions from, and additions to, total compensation in the Summary Compensation table by year to calculate CAP include:

	2022		2021		2020
	PEO	Average of Other Non-PEO NEOs	PEO	Average of Other Non-PEO NEOs	PEO	Average of Other Non-PEO NEOs
Total Compensation from from Summary Compensation Table	$1,742,204	$584,089	$2,146,089	$557,166	$1,692,259	$481,414
Adjustments for Pension
Adjustment Summary Compensation Table Pension	$(470,237)	$(52,579)	$(908,942)	$(46,099)	$(614,685)	$(49,985)
Amount added for current year service cost	$595,215	$33,255	$571,465	$31,163	$482,936	$29,857
Total Adjustments for Pension	$124,978	$(19,324)	$(337,477)	$(14,936)	$(131,749)	$(20,128)
Adjustments for Equity Awards
Adjustment for grant date values in the Summary Compensation Table	$(226,485)	$(38,251)	$(187,798)	$(24,251)	$(184,917)	$(24,950)
Year-end fair value of unvested awards granted in the current year	$230,583	$32,940	$279,970	$54,023	$173,356	$27,724
Year-over-year difference of year-end fair values and vest date fair values for awards granted in prior years	$38,559	$18,756	$106,511	$29,766	$(110,642)	$(21,395)
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$(986)	$1,098	$(6,543)	$(721)	$(18,867)	$(6,556)
Forfeitures during current year equal to prior year-end fair value	$—	$(17,228)	$—	$—	$—	$—
Dividends or dividend equivalents not otherwise included in total compensation	$13,723	$—	$12,783	$—	$11,012	$—
Total Adjustments for Equity Awards	$55,394	$(2,685)	$204,923	$58,817	$(130,058)	$(25,177)
Compensation Actually Paid (as calculated)	$1,922,576	$562,080	$2,013,535	$601,047	$1,430,452	$436,109

(3) The following table illustrates the valuation assumptions used for stock option awards included as part of CAP:
•Expected life of each stock option is based on the "simplified method" using an average of the remaining vest and remaining term, as of the vest/fiscal year end date.
•Number of options and exercise price are valued as of Fiscal Year End 2022 point-in-time.

•Risk-free-rate is based on the Treasury Constant Maturity rate closest to the remaining expected life as of the vest/fiscal year end date.
•Historical volatility is based on daily price history for each expected life (years) prior to each vest/fiscal year end date. Closing prices provided by S&P Capital IQ are adjusted for dividends and splits.

For Stock Options Vesting in
	2022	2021	2020
Expected volatility	36% - 39%	36% - 41%	28% - 29%
Expected dividend yield	3.1% - 3.1%	3.4% - 3.6%	2.9% - 3.0%
Expected term, in years	3.0 - 4.5	3.0 - 4.5	3.0 - 4.5
Risk-free interest rate	1.4% - 1.7%	0.2% - 0.5%	1.3% - 1.4%

(4) The following table illustrates the valuation assumptions as of the vesting date for restricted stock awards that vested in each of 2022, 2021 and 2020 (note that no awards vested during 2020):

	Weighted Average Fair Value
	2022	2021	2020
Weighted Average Fair Value at vesting	$34.35	$27.61	N/A

(5) Non-PEO NEOs reflect the average Summary Compensation Table total compensation and average CAP for the following executives in each reporting year: Edward J. Campanella, David S. DeMarco, David D. Kaiser and Andrew J. Wise
(6) Net Operating Earnings as defined in the Compensation Discussion and Analysis section of this Proxy Statement

Tabular List of Financial Performance Measures

In our assessment, the most important financial performance measures used to link CAP (as calculated in accordance with the SEC rules), to our NEOs in 2022 to our performance were:
•Net Operating Earnings
•Return on Equity
•Efficiency Ratio
•Non-Performing Loans
•Net Charge-Offs

Pay Versus Performance: Graphical Description

The illustrations below provide a graphical description of CAP (as calculated in accordance with the SEC rules) and the following measures:
•the Company’s cumulative total shareholder return ("TSR") and the Peer Group’s cumulative TSR;
•the Company’s Net Income; and
•the Company Selected Measure, for which we have selected Net Operating Earnings.

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

CAP and Company Net Income

CAP and Company Selected Measure, Net Operating Earnings

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. DeMarco, Ivanov, Kaiser and Wise (the “Current Employment Agreements”). At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits. The Company previously had employment agreements with Messrs. Murphy and Campanella (the “Prior Employment Agreements”) prior to their respective departures, as described below.

DeMarco Agreement
Effective February 1, 2023, Mr. DeMarco entered into a new employment agreement with the Company, replacing his prior employment agreement with an agreement which was substantially similar to his existing employment agreement, under which he served as the Company’s Senior Executive Vice President and Chief Banking Officer, Senior Executive Vice President and Chief Banking Officer of GFNB and President and Chief Executive Officer of SNB. This agreement provided for a two-year term, an annual base salary of $395,000 and eligibility to receive a target cash bonus equal to forty percent (40%) of his base salary.

Effective May 13, 2023, the Company appointed David S. DeMarco to serve as President and CEO of the Company and President and CEO of GFNB, in addition to his continuing role as President and CEO of SNB. In connection with these appointments, the Company and Mr. DeMarco entered into an Amended and Restated Employment Agreement dated July 18, 2023 and effective May 13, 2023 (the “DeMarco A&R Employment Agreement”). The DeMarco A&R Employment Agreement provides for a term expiring on January 31, 2026, an increase in Mr. DeMarco’s annual base salary to $575,000 and an increase in the target cash bonus Mr. DeMarco is eligible to receive to fifty percent (50%) of his base salary.

Ivanov Agreement
Effective February 21, 2023, the Company appointed Penko K. Ivanov to serve as CFO, Executive Vice President, Treasurer and CAO of Arrow, GFNB and SNB, as well as its insurance subsidiary, Upstate Agency, LLC. The

Company and Mr. Ivanov entered into an employment agreement, effective as of the date of his appointment, which provided for a two year term, an annual base salary of $360,000 and eligibility to receive a target cash bonus equal to forty percent (40%) of his base salary.

On July 18, 2023, the Company appointed Penko K. Ivanov as Senior Executive Vice President of the Company, GFNB and SNB, in addition to his continuing roles as the CFO, Treasurer and CAO of Arrow, GFNB and SNB, as well as its insurance subsidiary, Upstate Agency, LLC. In connection with Mr. Ivanov's appointment, the Company and Mr. Ivanov entered into a new, substantially similar employment agreement, dated and effective on July 18, 2023 (the “Ivanov A&R Employment Agreement”). Under the Ivanov A&R Employment Agreement, Mr. Ivanov's base salary was increased to $390,000.

Kaiser and Wise Agreements
Effective February 1, 2023, Messrs. Kaiser and Wise entered into new employment agreements with the Company, replacing their prior employment agreements with agreements that were substantially similar to their existing employment agreements and providing for a two-year term. Mr. Kaiser serves as Senior Executive Vice President and CCO of the Company and Senior Executive Vice President and CCO of GFNB and SNB; and Mr. Wise serves as COO and Senior Executive Vice President of the Company and COO and Senior Executive Vice President of GFNB and SNB.

Prior Murphy Agreement
The Company previously had an employment agreement with Mr. Murphy, effective February 1, 2023, to serve as President and CEO of both the Company and GFNB. The agreement replaced his prior employment agreement and was substantially similar to his then existing employment agreement. Prior to Mr. Murphy’s Departure in May 2023, Mr. Murphy’s agreement was for a three-year term. In connection with Mr. Murphy's Departure, his employment agreement terminated, except for provisions which survived the termination of his employment such as the restrictive covenants described below. The Company and Mr. Murphy have not fully settled the terms of his departure.

Prior Campanella Agreement
The Company also had an employment agreement with Mr. Campanella who served as Senior Executive Vice President, Treasurer and CFO of the Company and Senior Executive Vice President, Treasurer and CFO of GFNB and SNB until his resignation which was effective September 30, 2022. In connection with Mr. Murphy's Departure, his employment agreement terminated, except for provisions which survived the termination of his employment such as the restrictive covenants. In connection with Mr. Campanella's resignation, his employment agreement terminated without any termination payments being made thereunder.

General Terms of the Arrow Employment Agreements
Under each agreement, the executive is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the executive is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible for (although not entitled to receive) cash awards under the STIP and equity-based awards under the 2022 LTIP (or predecessor plans); and is also eligible to participate in various retirement and supplemental retirement plans. In the event the executive is terminated other than for “cause” or terminates his own employment for “good reason,” the executive will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary that would have been payable to him during the remaining term of the agreement or (ii) one year’s base salary. The executive's receipt of such payment, and the other payments upon termination described in this section, is conditioned upon the execution of a separation and release agreement satisfactory to the Company.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the executive other than for cause or (ii) such executive terminates his own employment with the Company for good reason, the executive will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to two or three times the sum of the executive's (a) annual base salary and (b) target bonus under the STIP for the relative year (the "Base Amount"), subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control. Under the Current Employment Agreements, the multiple is two times the Base Amount, subject to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the executive might receive under other compensatory arrangements then in effect. Under the Prior Employment Agreements, in the case of Mr. Murphy the multiple was three times the applicable Base Amount and in the case of Mr. Campanella the multiple was two times the applicable Base Amount, in each case, subject to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the executive might receive under other compensatory arrangements then in effect. In such circumstances, the executive is entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the executive will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

Each of the employment agreements for Messrs. Ivanov, DeMarco, Kaiser and Wise, as well as the previous employment agreements of Messrs. Murphy and Campanella, contain non-compete and non-solicitation provisions. For a period of two years following the termination of the executive’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the executive’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The executive is also precluded from employing or soliciting employees of the Company or its subsidiaries on behalf of another corporation or entity. These current and prior employment agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Professional Services Agreement:

Effective September 30, 2022, Mr. Campanella resigned from service as Senior Executive Vice President, Treasurer and Chief Financial Officer of Arrow and Senior Executive Vice President and Chief Financial Officer of both GFNB and SNB. Effective October 1, 2022, the Company and Mr. Campanella signed a Professional Services Agreement. Pursuant to the Professional Services Agreement, Mr. Campanella agreed to hold himself available to render advice and assistance to Arrow and oversee certain projects for Arrow as may be requested from time to time by the CEO of Arrow. Payments to Mr. Campanella pursuant to this Professional Services Agreement are included in the "Other" column of the Summary Compensation Table.
Potential Payments Upon Termination or Change of Control:

The description below is based on a theoretical change of control on December 31, 2022 and does not address the specific circumstances and effects of Mr. Murphy's Departure.

Termination for Cause
In the event of a termination of any executive for cause, the executive in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

Termination by the Company Other Than for Cause
If there is a termination of any of the executives by the Company other than for cause, the executive is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payouts for Messrs. Murphy, DeMarco, Kaiser and Wise, had they been terminated by the Company other than for cause as of December 31, 2022.

The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the executives would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which Executive Officers are eligible to participate if so determined by the Compensation Committee. In 2022, as selected by the Compensation Committee, Messrs. Murphy, DeMarco, Wise and Kaiser participated in the “make-up” benefits feature of the SERP. Additionally, in 2018, Mr. Murphy was selected to participate in the additional special benefits feature of the SERP. See "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section for a description of the material terms of the award.

For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to executives in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed above and with regard to Mr. Murphy's award described in "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section, any termination by the Company of an executive other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an executive by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the executive, as discussed later in this section.)

Termination for Good Reason
Each of the current executive employment agreements provides for payments to the executive if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the executive an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation of the executive more than 100 miles from his existing base location of employment; or (iv) material breach by the Company of the executive’s employment agreement. Under each executive’s employment agreement, the amount due to the executive if he were to terminate his employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an executive of his own employment on any retirement benefits due him under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the executive by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the executive, as discussed later in this section.)

Termination in Connection with a Change of Control
Under the employment agreements with each of the executives, certain payments are to be made by the Company to each executive if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the executives, the amounts that would have been payable to each had his employment been terminated as of December 31, 2022, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these executives, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. If, during the 12 months following a change of control, Mr. Murphy's employment is terminated by the Company without cause or by Mr. Murphy for good reason, his RSUs, to the extent not fully vested, would under the terms of such RSUs automatically vest fully on the date of such termination, and would settle within 30 days thereafter. Other than the foregoing, termination of any of the executives following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with executives as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

Voluntary Termination or Early Retirement
In 2022, the early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of his self-termination or early retirement, the plan Administrator might choose to accelerate the vesting of such options as of the date of such termination or early retirement. To the extent that Mr. Murphy may hold unvested RSUs as of the date of his self-termination or early retirement, such RSUs may, depending on the facts, automatically be forfeited on the date of such self-termination or early retirement. Eligibility for regular Company severance or retirement payments by an executive is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select executives, as determined from time to time by the Compensation Committee acting in its sole discretion. Participating executives may be eligible for SERP payments upon their termination of employment or early retirement. There were no enhanced retirement benefit payments, vesting accelerations or other payments made to Mr. Campanella related to his resignation which was effective September 30, 2022. The Company and Mr. Murphy have not fully settled the terms of his departure.

Death or Disability
In the event of death or disability, the executive would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under the standard stock option award agreements applicable to all option recipients, including executives, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date. Additionally, under the terms of the RSUs, upon the death or permanent disability of Mr. Murphy, if he holds unvested RSUs at the time of such death or disability, any such awards would be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming the NEO’s employment terminated as of December 31, 2022; the value of the Company’s common stock was $33.90, the closing price of the common stock on December 30, 2022; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2022. This table does not address the specific circumstances and effects of Mr. Murphy's Departure, which have not been fully settled. Further, this table does not take into account the DeMarco A&R Employment Agreement or the Ivanov A&R Employment Agreement.

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change of Control (a)		Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation	$1,354,167	(b)	$2,100,901	(g)	—	—
	Stock Options (c)	—		73,116		—	73,116
	RSUs (d)	—		458,328		458,328	458,328
	SERP – Pension & ESOP (e)	2,793,965		2,793,965		2,793,965	2,793,965
	Health and Welfare Benefits (f)	—		23,224		—	—
	Total	4,148,132		5,449,534		3,252,293	3,325,409
David S. DeMarco Senior Executive Vice President and CBO	Cash Compensation	427,917	(b)	900,672	(g)	—	—
	Stock Options (c)	—		36,559		—	36,559
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	243,507		243,507		243,507	243,507
	Health and Welfare Benefits (f)	—		31,302		—	—
	Total	671,424		1,212,040		243,507	280,066
David D. Kaiser Senior Executive Vice President and CCO	Cash Compensation	352,083	(b)	723,754	(g)	—	—
	Stock Options (c)	—		36,565		—	36,565
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	78,243		78,243		78,243	78,243
	Health and Welfare Benefits (f)	—		31,302		—	—
	Total	430,326		869,864		78,243	114,808
Andrew J. Wise, Senior Executive Vice President and COO	Cash Compensation	352,083	(b)	670,524	(g)	—	—
	Stock Options (c)	—		36,567		—	36,567
	RSUs	—		—		—	—
	SERP – Pension & ESOP (e)	31,394		31,394		31,394	31,394
	Health and Welfare Benefits (f)	—		31,302		—	—
	Total	383,477		769,787		31,394	67,961

(a)Assuming termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, Messrs. Murphy, DeMarco, Kaiser and Wise will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Mr. Murphy, 2.99 times the average annual compensation for the most recent five taxable years, and in the case of Messrs. DeMarco, Kaiser and Wise, two times the average annual compensation for the most recent five taxable years, in each case adjusted downward to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. Murphy, DeMarco, Kaiser and Wise receive payments under the employment agreements if such payments would constitute an “excess parachute payment” under the tax laws.
(b)Messrs. Murphy, DeMarco, Kaiser and Wise will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2022 or (ii) one year’s base salary.
(c)Reflects accelerated vesting of stock options.
(d)Reflects accelerated vesting of the RSU as a result of death, disability (as defined in the applicable award agreement) or upon the attainment of age 55 and 10 years of service or attainment of a combined age and years of service totaling 65.

(e)Represents $2,525,375 for benefits under the SERP pension plan and $268,590 for SERP ESOP account value for Mr. Murphy; $170,070 for benefits under the SERP pension plan and $73,437 for SERP ESOP account value for Mr. DeMarco; and $55,787 for benefits under the SERP pension plan and $22,456 for SERP ESOP account value for Mr. Kaiser; $14,539 for benefits under the SERP pension plan and $16,855 for SERP ESOP account value for Wise. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.
(f)Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.
(g)For Mr. Murphy, the lump-sum amount $2,100,901 is adjusted downward by $531,444 as a result of accelerated vesting of stock options and RSUs. For Mr. DeMarco, the lump-sum amount $900,672 is adjusted downward by $36,559 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $723,754 is adjusted downward by $36,565 as a result of accelerated vesting of stock options. For Mr. Wise, the lump-sum amount $670,524 is adjusted downward by $36,567 as a result of accelerated vesting of stock options.

Additional Voting Information

Frequently Asked Questions:

Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1.00 par value per share. At the close of business on the record date of August 29, 2023, there were 16,553,058 shares outstanding. The holders of these shares are shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Company common stock can be held in (i) certificate form; (ii) by “book entry” at the Company's transfer agent, Equiniti Trust Company, LLC, formerly American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Company with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 5, the ratification of the Company’s independent registered public accounting firm. Item 1, the Election of Directors; Item 2, Frequency of Say-on-Pay; Item 3, Say-on-Pay; and Item 4, the approval of the Directors' Stock Plan are non-routine matters. Therefore, shares held by brokers in street name cannot be voted on by the brokers at their discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan as of August 29, 2023, the record date, will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the Company's Employee Stock Ownership Plan ("ESOP") on the record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for such participant's ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of the Company's common stock are present, or represented by proxy. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, all shares present or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” will be treated as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and therefore are ignored for purposes of calculating the quorum.

How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class A Directors to three-year terms and one Class B Director to a one-year term. The affirmative vote of the holders of a plurality of the shares of common stock present or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because there are only as many nominees as there are Directors to be elected at this year’s meeting, a Director nominee is assured of being elected if such Director nominee receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must resign following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees as there are Directors to be elected, if each of the nominees receives any votes in favor of such nominee's election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority” (a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under the Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to resign under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

How many votes are required for approval of Item 2?
The second item on the agenda is the advisory approval on how frequently - annually, every two years, or every three years - shareholders may vote on our executive compensation, Say-on-Pay Frequency. The non-binding advisory vote on the Say-on-Pay Frequency requires the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal. However, if no frequency option receives the affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal, the option receiving the most votes will be considered by our Board to be the advice of our shareholders on this matter. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote.

How many votes are required for approval of Item 3?
The third item on the agenda is the advisory approval of the executive compensation, Say-on-Pay. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 3 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 3 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 3 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 3 makes it more difficult to achieve shareholder advisory approval of Say-on-Pay than a vote to “Abstain.”

How many votes are required for approval of Item 4?
The fourth item on the agenda is approval of the 2023 Directors' Stock Plan. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required to approve the 2023 Directors' Stock Plan. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 4 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 4 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 4 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 4 makes it more difficult to approve the 2023 Directors' Stock Plan than a vote to “Abstain.”

How many votes are required for approval of Item 5?
The fifth item on the agenda is ratification of the independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 5. A proxy or ballot marked “Abstain” on Item 5 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 5 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 5 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 5 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

How do I vote?
If you are a shareholder of record as of the close of business on August 29, 2023, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling (800) 690-6903, visiting www.proxyvote.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials. Those shareholders who have previously requested printed or electronic copies of the Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable.

If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

How do I register to participate virtually in the Annual Meeting?
No preregistration is required. To participate, please visit www.virtualshareholdermeeting.com/AROW2023 on the day of the meeting, You will enter your control number to be admitted.

How can I participate in the Annual Meeting?
To participate, please visit www.virtualshareholdermeeting.com/AROW2023 on the day of the meeting, You will enter your control number to be admitted.

When can I join the Annual Meeting online?
If you plan to attend, please go to www.virtualshareholdermeeting.com/AROW2023 15 minutes prior to the 10:00 a.m. Eastern Daylight Time meeting start time to sign in using the 16-digit control number included on your proxy card. The meeting will begin promptly at 10:00 a.m. Eastern Daylight Time. We encourage our shareholders to access the meeting prior to its start time.

How can I ask questions at the Annual Meeting?
Shareholders may submit questions 15 minutes prior to the meeting, as well as during the meeting through a question box at www.virtualshareholdermeeting.com/AROW2023 by entering in the 16-digit control number included on the shareholder's proxy card.

Questions pertinent to meeting matters will be answered either by email or by telephone as quickly as possible after the meeting. Questions that are not pertinent to meeting matters such as questions regarding personal matters, including those related to employment, bank or insurance products or service issues, or suggestions for bank facilities, will not be answered.

What if I experience technical difficulties when attempting to access the Annual Meeting?
Please call the technical support number that will be on the meeting log in page for assistance.

What if I have additional questions regarding the virtual Annual Meeting?
You may contact the Company’s Corporate Secretary at corporatesecretary@arrowbank.com.

May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting or by attending and voting your shares virtually at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses. The Company may, in its discretion, engage at its cost a proxy solicitor to solicit proxies at the Annual Meeting.

Will I have appraisal or similar dissenters’ rights in connection with the proposals being voted on at the Annual Meeting?
No. Appraisal or similar dissenters’ rights are not applicable to any of the matters being voted upon at the Annual Meeting.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice Regarding the Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice Regarding the Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted “For” each of the Board’s four Class A nominees and the one Class B nominee on Item 1; as an “one year” on Say-on-Pay Frequency on Item 2, “For” Say-on-Pay on Item 3; "For" approval of the 2023 Directors' Stock Plan on Item 4,“For” ratification of the appointment of KPMG LLP on Item 5; and “For” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2024 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2024 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s Bylaws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, such candidate will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate such shareholder's own Director candidates at our 2024 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2024 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

Shareholder Proposals for Inclusion in the 2024 Proxy Statement
To be considered for inclusion in our 2024 Proxy Statement, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than May 16, 2024. However, if the date of the next annual meeting is changed by more than 30 days from the anniversary of this year's Annual Meeting, then, to be considered for inclusion in the Company’s 2024 Proxy Statement relating to next year’s annual meeting, notice of a shareholder proposal will need to be received by us in a reasonable amount of time before we begin to print and send our proxy materials for the 2024 annual meeting. Additionally, our Company Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Shareholder Proposals for Presentation at the 2024 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2024 Annual Meeting but not included in the Company’s 2024 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company Bylaws and applicable securities laws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting no later than June 27, 2024, and the notice provided by the shareholder must contain information required by our Bylaws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder. Under Rule 14a-4(c) of the Securities Exchange Act of 1934 (the “Exchange Act”), which governs our use of discretionary proxy voting authority with respect to shareholder proposals that are not included in our proxy solicitation materials pursuant to Rule 14a-8 of the Exchange Act, if we do not receive the shareholder’s notice of intent to present such a proposal at our 2024 annual meeting within a reasonable time before we begin to print and send our proxy materials in connection with such annual meeting, then our management proxies will have the right to exercise their discretionary authority in connection with the matter submitted by the shareholders, without discussion of the matter in the 2024 Proxy Statement. In the event that the 2024 Annual Meeting will be held on a date that is not within 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the shareholder must be received no later than the earlier of (i) close of business on the 10th day following the day on which notice of the date of the 2024 annual meeting is first mailed; or (ii) the date on which public disclosure of the 2024 Annual Meeting date is first made.

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Thank You for Voting Your Shares
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Appendix A: Arrow Financial Corporation 2023 Directors’ Stock Plan

(Adopted by the Arrow Board of Directors February 1, 2023)

Section 1 – Purpose and Participation:

The Arrow Financial Corporation 2023 Directors’ Stock Plan (the “Plan”) permits the Board of Directors (the “Board”) of Arrow Financial Corporation (the “Company”) to determine from time to time to pay some or all of the directors’ fees payable to directors of the Company and to directors of its subsidiaries (each, a “Subsidiary”) in the form of shares of Common Stock of the Company (“Common Stock”). Payment of some or all of the directors’ fees in the form of Common Stock is intended to attract and retain qualified persons to serve as directors and further align the interests of the directors with the shareholders of the Company. The Plan will be administered in accordance with the terms of this Plan document and the short-term deferral exemption under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

The Plan has been adopted to replace in its entirety the Arrow Financial Corporation Directors’ Stock Plan adopted in 2020 and approved by the Company’s shareholders on May 6, 2020 (the “2020 Plan”). The Plan was adopted by the Board on February 1, 2023, and shall first become effective on the date the registration statement related to the Common Stock to be issued under the Plan becomes effective (the “Effective Date”). The 2020 Plan shall continue in effect until the Effective Date, at which time it will be replaced in its entirety by the Plan. If the Plan is not approved by the shareholders, the 2020 Plan shall continue in effect in accordance with its terms.

Directors of the Company and the Subsidiaries will be eligible to participate in the Plan. Participation by directors will be determined by the Board, as provided in Section 3. Individual directors will not have the ability to opt out of the Plan. Each individual director may make a written annual election provided to the Chairman of the Board, in the form designated by the Board, by December 15 of each year as to his or her election for the upcoming year to increase the portion of his or her director’s fees payable in Common Stock from the dollar amount or percentage of directors’ fees that would otherwise be payable to a director in Common Stock as determined by the Board from time to time. Honorary or advisory directors may not participate in the Plan. Nothing in the Plan shall be deemed to create any obligation on the part of the Board, the Company, or any Subsidiary to nominate any of the directors for reelection to the applicable board, nor confer upon any director the right to remain a member of the applicable board for any period of time.

Section 2 – Administration:

The Plan will be administered by the Board of Directors. Subject to the express provisions set forth elsewhere in this Plan, the Board as Plan administrator will (i) determine the dollar amount(s) or percentage(s) of directors’ fees payable to directors, if any, that will be payable to them in shares of Common Stock under the Plan from time to time, as well as the date or dates on which such shares will be distributed, as further specified in Section 3; (ii) oversee the distribution of shares to directors under the Plan and the maintenance of Plan accounts on behalf of directors; (iii) oversee the distribution of appropriate notices and materials to directors regarding the Plan (including materials required under applicable securities and other laws) and the filing of all appropriate documents, forms and statements by or on behalf of the Plan or the Company with regulatory agencies and governmental authorities; (iv) interpret the Plan; and (v) otherwise take responsibility for the orderly operation of the Plan. Interpretations regarding the Plan by the Board as Plan administrator will be final and binding on the Company and all directors subject to the Plan. The Board may delegate to other parties, including officers of the Company, some or all of its duties as Plan administrator, other than those duties identified above in subparagraphs (i) and (iv) of this Section 2.

Section 3 – Determination of Stock Portion of Directors’ Fees:

The Board in its sole discretion will determine from time to time the portion of directors’ fees, if any, that will be payable to directors in shares of Common Stock, as opposed to cash or any other form of compensation, subject to applicable law and the provisions of the Plan. The portion of fees payable in Common Stock (the “Stock Portion”) may be (i) a portion or all of the annual retainer, if any, payable to directors and/or (ii) a portion or all of the meeting fees, if any, payable to directors for attendance at Board or committee meetings, and may be expressed either as a percentage or as an absolute dollar amount of the retainer and/or fees. Such determinations will be final and binding upon all directors of the Company and, in the case of Subsidiary directors, all directors of the particular Subsidiary, although the total dollar amount of directors fees payable to Subsidiary directors, including fees paid in the form of Common Stock, must also be approved by the Board of Directors of the particular Subsidiary. Notwithstanding the foregoing, each director may elect to receive a greater amount or percentage of his or her directors’ fees payable in Common Stock from the Stock Portion that would otherwise be payable to the director by written annual election provided to the Chairman of the Board, in the form designated by the Board, by December 15 of each year. The Stock Portion will be the same dollar amount or percentage for all directors of any particular participating organization (the Company or any Subsidiary) at any given time, provided that distinctions may be made between (i) directors who also are officers (who typically do not receive directors’ fees) and directors who are not, and (ii) directors who chair Board committees and directors who serve on Board committees but not as chair. No director may withdraw from the Plan or terminate his or her interest in the Plan while he or she is serving as a director of Arrow or a Subsidiary.

Section 4 – Authorized Shares, Consideration, Vesting, Restrictions on Transfers, and Registration:

A total of Seventy Five Thousand (75,000) shares of Common Stock are hereby reserved and authorized for distribution under the Plan. The number of shares of Common Stock reserved and authorized for distribution under the Plan from time to time shall be adjusted to reflect any stock split, stock dividend, or similar change in the outstanding shares of Common Stock. No consideration will be paid or payable by directors for their receipt of such shares except for the services rendered by them as directors. To the extent that the Board may authorize a distribution of shares to directors in advance of their rendering of these director services to which the distribution relates, the Board shall do so only if it reasonably believes that each such director will continue to be authorized, willing and able to perform such services. Upon distribution, all such shares of Common Stock distributed under the Plan will be fully vested, nonforfeitable, fully paid and non-assessable. No director will have a right to receive shares under the Plan prior to the distribution of such shares. Subsequent transfers by directors of distributed shares, for value or otherwise, will not be restricted, except for any restrictions on transferability that may arise under applicable securities laws or under any particular agreement or arrangement to which the distributee director may otherwise be subject. Termination of a director’s service after distribution to such director of any shares under the Plan will not result in forfeiture of any such shares. It is the intention and desire of the Board that the shares of Common Stock distributable under the Plan will at all times be subject to an effective registration statement under the Securities Act of 1933, as amended. Upon the Effective Date, the unissued shares previously reserved for issuance under the 2020 Plan shall become unreserved unissued shares. No director may assign, transfer or hypothecate his or her interest in the Plan to any other person.

Section 5 – Determination of Number of Shares to be Distributed:

In order to determine the number of shares of Common Stock distributable to a given director on a particular distribution date, the dollar amount of fees then distributable to such director in the form of shares of Common Stock will be divided by the “fair market value” of the Common Stock on such date, with the quotient to be expressed to three decimal places. The “fair market value” of the Common Stock as of any particular date shall be the reported closing price per share of the Common Stock for such date as set forth on the securities exchange on which the Common Stock is listed for trading.

Section 6 – Distributions and Plan Accounts:

Shares will be distributed under the Plan on such date or date(s) in each fiscal year as may be determined by the Board as Plan administrator; provided, however, that any shares of Common Stock distributable under the Plan that relate to directors’ fees earned in any calendar year will be distributed to the directors earnings such fees no later than March 15 of the year immediately following such calendar year. Distributions of shares under the Plan will be made directly into accounts maintained under the Plan for participating directors or into any accounts maintained by or on behalf of directors under any other Company-sponsored plan or plans into which such shares may be directly deposited, at the instruction of such directors. Shares deposited into a Company-sponsored plan or plans will be registered in the name of the Company or its designee, including any custodian selected for the Plan or, if deposited into another plan, in the name of the administrator or custodian of such plan, or in the name of any nominee designated by any of the foregoing. All cash dividends on shares thus deposited into directors’ accounts shall be paid to the record owner of the shares unless the director has instructed the Company to credit the cash dividends to the director’s account under the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (the “DRIP”), in which such case the dividends will then be reinvested automatically in additional shares of Common Stock under the DRIP on the next dividend reinvestment date at the same time and in the same manner as all other shares purchased under the DRIP. All dividends paid in shares of Common Stock on shares of Common Stock held in a Plan account will be credited to the director’s Plan account. As long as shares are maintained in a Plan account, directors will receive periodic account statements and will have the sole right to vote or direct the voting of such shares. The Board, as Plan administrator, will oversee the maintenance of such accounts and the distribution of shares from such accounts to directors. A director may withdraw his or her shares from his or her Plan account at any time.

Section 7 – Amendment or Termination:

Subject to applicable law, including the applicable listing requirements of any securities exchange on which the Common Stock is listed, the Plan may be amended, suspended or terminated at any time by the Board acting in its sole discretion, provided that no such amendment, suspension or termination will in and of itself reduce the overall level of directors’ fees payable to directors of the Company or any Subsidiary or affect their ownership of shares previously distributed to them under the Plan, and provided further that if any amendment must also be approved by the shareholders of the Company in order to become effective under applicable laws and regulations (including the listing requirements of any securities exchange on which the Common Stock is listed for trading), such amendment shall not be effective unless and until thus approved by the shareholders.

Section 8 – Miscellaneous:

a.Nonqualified: The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974 and is not intended to be qualified under Section 401 of the Code.

b.Applicable Law; Successors: The Plan shall be governed by and interpreted in accordance with the laws of the State of New York. The Plan, if not previously terminated, shall be assumed by and be binding upon successors to the business and affairs of the Company, including successors by merger or by purchase of all or a majority of the Company’s assets, with such adjustments to be made by the Board in connection with any such succession as may be appropriate under the circumstances.

c.Shareholder Approval; Effective Date: The Plan, in order to become and remain effective, must be approved by the shareholders of the Company if and to the extent required under applicable law and regulations, including the applicable listing requirements of any securities exchange on which the Common Stock is listed. If the Plan is not approved by the shareholders as set forth in the previous sentence, the 2020 Plan shall continue in effect in accordance with its terms.

d.No Liability; Indemnification. No member of the Board or officer or employee of the Company or its subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been delegated (each, an “Indemnified Person”) shall be liable to any person for any act or determination made in good faith with respect to the Plan. To the fullest extent permitted by applicable law, as in effect from time to time, each Indemnified Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Indemnified Person in connection with or resulting from any claim, action, suit or proceeding to which the Indemnified Person may be a party or in which the Indemnified Person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by the Indemnified Person in settlement thereof, with the Company’s approval, or paid by the Indemnified Person in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided the Indemnified Person shall give the Company an opportunity, at its own expense, to handle, and defend the same before the Indemnified Person undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnified Persons may be entitled under the Company’s certificate of incorporation or policies, by separate agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

e.Responsibility for Taxes. Directors are responsible for any and all tax due on payments of directors’ fees, including the Stock Portion. Directors shall pay or make arrangements to satisfy all withholding obligations of the Company related to the Plan. Nothing in the Plan will constitute a representation by the Company to a director regarding the tax consequences of any payment of directors’ fees, including the Stock Portion.

f.Compliance with Rule 16b-3. The Plan and the distribution of Common Stock hereunder is intended to be in compliance with the requirements of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

******

ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: ANDREW J. WISE
250 GLEN STREET
GLENS FALLS, NY 12801

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AROW2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V22907-P98046

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect each of the following four (4) persons as Class A directors for a term of three (3) years, and one Class B director for a term of one (1) year, each to serve until their successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Class A

01) Mark L. Behan
02) Gregory J. Champion
03) Elizabeth A. Miller
04) William L. Owens

Class B

01) David S. DeMarco

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
2. Approve, on an advisory basis, the frequency with which shareholders may vote on the Company's executive compensation (i.e. "Say-on-Pay").	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
3. To approve, on an advisory basis, a resolution relating to the 2022 compensation for our named executive officers (i.e., the "Say-on-Pay" vote).	☐	☐	☐
4. Approval of the Arrow Financial Corporation 2023 Directors' Stock Plan.	☐	☐	☐
5. To ratify the appointment of the independent registered public accounting firm **KPMG LLP** as the Company's independent auditor for the fiscal year ending December 31, 2023.	☐	☐	☐

6. To transact such other business as may properly come before the 2023 Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Document is available at www.proxyvote.com.

V22908-P98046

ARROW FINANCIAL CORPORATION
Annual Meeting of Shareholders
October 25, 2023 10:00 AM
This proxy is solicited by the Board of Directors

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) David Kaiser and Andrew Wise, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/AROW2023, at 10:00 a.m. EDT on Wednesday, October 25, 2023, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Proposal 1, (b) "1 YEAR" for Proposal 2 and (c) "FOR" Proposals 3, 4 and 5**. This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Continued and to be signed on reverse side